UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Whole Foods Market, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that a meeting of the Shareholders of Whole Foods Market, Inc. will be held at the JW Marriott Austin, 110 E. 2nd Street, Austin, Texas 78701, on February 17, 2017 at 8:00 a.m. local time for the following purposes:

1.	To elect the 12 nominees named in the attached Proxy Statement to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the Annual Meeting of Shareholders in 2018 or upon a successor being elected and qualified;

2.	To conduct an advisory vote to approve the compensation of the named executive officers;

3.	To conduct an advisory vote on the frequency of shareholder votes on executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending September 24, 2017;

5.	To consider two shareholder proposals, described in the accompanying Proxy Statement, if properly presented at the Annual Meeting of Shareholders; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 21, 2016 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Shareholders’ Meeting: We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (which we refer to as a “Notice”), rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. All shareholders who do not receive such a Notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Record Date: December 21, 2016

By Order of the Board of Directors,

Executive Vice President and Chief Financial Officer

January 4, 2017

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible by Internet, telephone or U.S. mail.

WHOLE FOODS MARKET, INC.
PROXY STATEMENT

550 Bowie Street
Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on February 17, 2017

Questions and Answers Regarding This Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation (which we refer to as the “Company,” “we,” “us” or “our”). We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders to be held at the JW Marriott Austin, 110 E. 2nd Street, Austin, Texas 78701, on February 17, 2017 at 8:00 a.m. local time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission, we are furnishing proxy materials to many of our shareholders on the Internet rather than mailing printed copies of those materials to each shareholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. We anticipate the Notice will be mailed to shareholders on or about January 4, 2017.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on December 21, 2016, the record date. On the record date, the Company had 318,490,727 shares of common stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of common stock held by you on each of the matters presented at the meeting.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are six proposals to be considered and voted on at the meeting, including four Company proposals and two shareholder proposals. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Company Proposals

	1.	To elect the 12 nominees named herein to the Board of Directors of Whole Foods Market, Inc., each to serve a term expiring at the later of the Annual Meeting of Shareholders in 2018 or upon a successor being elected and qualified. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors.

	2.	To conduct an advisory vote to approve the compensation of the named executive officers. Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of the named executive officers.

	3.	To conduct an advisory vote on the frequency of shareholder advisory votes on executive compensation. Our Board of Directors unanimously recommends that you vote to conduct a shareholder advisory vote on executive compensation every “ONE YEAR.”

	4.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 24, 2017. Our Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP as our independent auditor.

Shareholder Proposals

	5.	To ask that our Board of Directors adopt revisions to the Company’s proxy access bylaw. Our Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

	6.	To ask that our Board of Directors issue a report regarding our food waste efforts. Our Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	You may vote your shares in advance using any of the following voting alternatives:

VIA INTERNET at www.ProxyVote.com.

BY TELEPHONE by viewing the proxy materials at www.ProxyVote.com and using a touch-tone phone and the toll-free number provided at that time. You can also use a telephone to request a paper copy of the proxy materials.

BY MAIL by completing and mailing in a paper proxy card, as outlined in the Notice.

Alternatively, you may vote your shares in person at the meeting. If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

You are encouraged to read all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares, and the Notice has been sent directly to you by Broadridge Financial Solutions, Inc. If you are the beneficial owner of those shares, the Notice is being forwarded to you.

Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the meeting, vote by Internet, telephone or mail so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. Even if you plan on attending the meeting but later decide not to attend, your vote will be counted if you vote by Internet, telephone or mail.

We encourage you to register your vote via the Internet at www.ProxyVote.com. If you attend the meeting, you may also submit your vote in person, in which case any votes that you previously submitted (whether via the Internet, by telephone or by mail) will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by telephone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Unless you hold your shares through the Company’s 401(k) plan, you may vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on February 16, 2017, or the Company’s agent must receive your paper proxy card on or before February 16, 2017. If you participate in the Company’s 401(k) plan, your proxy card includes shares that the plan has credited to your account. To allow sufficient time for the Company’s 401(k) plan trustee to vote, the trustee must receive your voting instructions via Internet or by telephone by 11:59 p.m., Eastern Time, on February 14, 2017, or the Company’s agent must receive your paper proxy card on or before February 14, 2017. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Q:	If I do provide voting instructions and/or grant my proxy, who will vote my shares at the meeting and how will they vote my shares?

A:	John Mackey and Glenda Flanagan are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, John Mackey and Glenda Flanagan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker is allowed to vote your shares only on certain “routine” proposals or if you provide your broker with instructions on how to vote. Under applicable stock exchange rules, only Proposal 4 (ratification of the appointment of Ernst & Young LLP as independent auditors) is routine. Brokers are prohibited from voting uninstructed shares on “non-routine” proposals, including proposals for elections of directors and all other proposals except Proposal 4. If you do not give your broker or nominee specific instructions, your shares may not be voted on certain matters and will not be considered as present and entitled to vote with respect to those matters.

Q:	What constitutes a quorum? Why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes; however, except as required by applicable law or regulations, votes submitted as abstentions will not be counted as votes FOR or AGAINST any matter presented for shareholder approval.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will count the votes?

A:	We hired Carl T. Hagberg and Associates to judge voting and be responsible for determining whether or not a quorum is present. We hired Broadridge Financial Solutions, Inc. to tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we expect to file within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners and the fee to Georgeson Inc., who will help us solicit proxies. We anticipate that the fee to Georgeson Inc. will be $8,500, plus expenses. In addition, proxies may be solicited by mail, email, in person, or by telephone or fax by certain of our directors, officers and other team members.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2016 Annual Report on Form 10-K, please contact: Whole Foods Market, 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors, or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found on our website at http://investor.wholefoodsmarket.com/investors/corporate-governance/governance-documents/default.aspx.

Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of 12 members. All 12 members of the Board of Directors are elected by the holders of our common stock.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the meeting and entitled to vote.

Current Nominees

The director nominees are Dr. John Elstrott, Mary Ellen Coe, Shahid (Hass) Hassan, Stephanie Kugelman, John Mackey, Walter Robb, Jonathan Seiffer, Morris (Mo) Siegel, Jonathan Sokoloff, Dr. Ralph Sorenson, Gabrielle Sulzberger and William (Kip) Tindell, III. Each of the nominees is currently a member of the Board of Directors and each has been nominated for election at the Annual Meeting to hold office until the later of the next annual meeting or the election of his/her respective successor. Our director nomination process is discussed below where we describe the purpose of our Nominating and Governance Committee.

The Board of Directors, upon the advice of the Nominating and Governance Committee, has determined that all of the director nominees, other than Mr. Mackey and Mr. Robb, are “independent directors” as defined in Rule 5605 of the NASDAQ Listing Rules. This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The Board of Directors considered the following information in determining whether or not our directors are independent. Mr. Mackey is a current Company officer and the Company announced that Mr. Robb will resign as an officer effective December 31, 2016, and accordingly the Board of Directors has concluded that neither is currently an independent director. With respect to our other directors, some serve on the boards of or have an ownership interest in privately held companies, including some companies that are vendors of the Company. Several of these directors have been entrepreneurs in the organic foods industry for a number of years and our Board of Directors believes that their industry experience is valuable to the Company. As reported to us by our directors, in many cases the ownership interest of any board member in a vendor amounted to less than 2% of the vendor’s outstanding ownership interests, and in all cases amounted to less than 5% of the vendor’s outstanding ownership interests. Collectively, the Company’s purchases of product from all vendors in which any of our directors noted a fiscal year 2016 ownership interest and/or noted service as a director represented approximately 2.2% of the Company’s purchases during fiscal year 2016. Furthermore, Jonathan Seiffer and Jonathan Sokoloff are both partners of Leonard Green & Partners, L.P., which is an affiliate of Beacon Holding Inc. During 2011, Beacon Holding Inc. purchased BJ’s Wholesale Club, Inc., which is a leading warehouse club operator in the eastern United States. Messrs. Seiffer and Sokoloff are each a director of BJ’s Wholesale Club, Inc.

Further discussion concerning director independence is in our Corporate Governance Principles, Board of Directors’ Mission Statement & Role Definition, which is available on our website at: http://investor.wholefoodsmarket.com/investors/corporate-governance/governance-documents/default.aspx.

The information provided below is biographical information about each of the nominees, including other public company board memberships. Age and other information in each nominee’s biography are as of November 2016.

Dr. John Elstrott, 68, has served as the Chairman of the Board since 2009 and has served as a director of the Company since 1995, serving as Lead Director from 2001 to 2009. Dr. Elstrott is an Emeritus Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which he started in 1991. Dr. Elstrott served as a director and member of the audit, compensation and nominating and governance committees of the board of directors of Stewart Enterprises, Inc. from April 2011 to December 2013; Dr. Elstrott served as Stewart’s lead independent director from January 2012 to December 2013. Dr. Elstrott has a PhD in Economics and significant business experience, including over 40 years of experience as an entrepreneur and investor. Dr. Elstrott brings to our Board of Directors leadership, financial and risk assessment experience as well as his entrepreneurial experience and history with the Company.

Mary Ellen Coe, 49, has served as a director of the Company since November 2016. Ms. Coe has served as Vice President of Sales and Product Operations at Google since November 2012. Ms. Coe brings to our Board of Directors marketing strategy, digital strategy, leadership experience and branding experience.

Shahid (Hass) Hassan, 68, has served as a director of the Company since 2005. Mr. Hassan has been a General Partner of Greenmont Capital, an investment firm, since 2006. Mr. Hassan was a co-founder, President and CEO of Alfalfa’s Market and President of Wild Oats Marketplace. In 1999, Mr. Hassan founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004, when it was acquired by the Company. Mr. Hassan has over 35 years of experience in the retail grocery business in both public company and private company settings. Mr. Hassan brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Stephanie Kugelman, 69, has served as a director of the Company since November 2008. Ms. Kugelman serves as a principal of A.S.O., A Second Opinion, a strategy and branding consultancy she founded in 2007, and since January 2015 as Vice Chairman at Solera Capital, a private equity firm. She was previously Vice Chairman and Chief Strategic Officer of Young & Rubicam Brands, a worldwide marketing communications company, where she held positions of increasing responsibility commencing in 1971. Ms. Kugelman also serves on the board of directors of HSNi. Ms. Kugelman brings to our Board of Directors entrepreneurial, leadership, financial and risk assessment experience as well as her marketing strategy and branding experience.

John Mackey, 63, co-founder of the Company, has served as Chief Executive Officer since January 2017. He was Co-Chief Executive Officer from May 2010 to December 2016, was Chief Executive Officer from 1978 to May 2010 and was President from 2001 to 2004. Mr. Mackey has served as a director of the Company since 1978 and served as Chairman of the Board from 1978 through December 2009. Mr. Mackey brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Walter Robb, 63, served as Co-Chief Executive Officer of the Company from May 2010 to December 2016. Mr. Robb also served as Co-President and Co-Chief Operating Officer from 2004 to May 2010, as Chief Operating Officer from 2001 to

2004, and as Executive Vice President from 2000 to 2001. Mr. Robb joined the Company in 1991 and previously served as Store Team Leader and President of the Northern California Region. On November 2, 2016, the Company announced that Mr. Robb would resign as Co-Chief Executive Officer effective as of December 31, 2016, and that he would continue to serve as a senior advisor to the Company from January 1, 2017 to September 24, 2017. Mr. Robb has served as a director of the Company since May 2010. Mr. Robb also serves on the board of directors of The Container Store. Mr. Robb brings to our Board of Directors financial and risk assessment experience as well as his grocery retail, entrepreneurial and leadership experience and history with the Company.

Jonathan Seiffer, 45, has served as a director of the Company since December 2008. He is a Senior Partner of Leonard Green & Partners, L.P. and joined Leonard Green & Partners, L.P. in 1994. Mr. Seiffer has over 20 years of experience in investment banking and private equity. Mr. Seiffer brings to our Board of Directors investment banking, financial, leadership and risk assessment experience.

Morris (Mo) Siegel, 67, has served as a director of the Company since 2003. Mr. Siegel is currently self-employed, having operated Capital Peaks Investments, an investment firm, since 2002. Mr. Siegel was the co-founder of Celestial Seasonings, Inc., serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group, forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also served on the board of directors of Spicy Pickle Franchising, Inc. until September 2011. Mr. Siegel brings to our Board of Directors financial and risk assessment experience as well as his food products, entrepreneurial and leadership experience and history with the Company.

Jonathan Sokoloff, 59, has served as a director of the Company since December 2008. He is Managing Partner of Leonard Green & Partners, L.P., which he joined in 1990. Mr. Sokoloff serves on the boards of directors of The Container Store, Shake Shack Inc. and Signet Jewelers Limited. Mr. Sokoloff brings to our Board of Directors investment banking, financial, leadership and risk assessment experience.

Dr. Ralph Sorenson, 83, has served as a director of the Company since 1994. Dr. Sorenson is the Managing General Partner of the Sorenson Limited Partnership, which focuses on venture capital investments in a diverse range of entrepreneurial startups. Dr. Sorenson is President Emeritus of Babson College (1974-1981); Professor Emeritus and former Dean of the University of Colorado Business School (1992-present); former Chairman and CEO of Barry Wright Corporation, a NYSE company (1981-1989); and a former professor at the Harvard Business School (1964-1974, 1989-1992). Dr. Sorenson is a former director of the Federal Reserve Bank of Boston, a Life Trustee and former Chairman of the Board of the Boston Museum of Science, Trustee Emeritus of Babson College, a member of the President’s Council of Olin College of Engineering, and a director of the Toyota Mobility Foundation. Over the years he has served on the boards of directors of more than a dozen public companies. Dr. Sorenson brings to our Board of Directors leadership, financial and risk assessment experience as well as his entrepreneurial experience and expertise and history with the Company.

Gabrielle Sulzberger, 56, has served as a director of the Company since 2003. Ms. Sulzberger has served as a Principal of a diversified investment fund, Rustic Canyon/Fontis Partners, LP, since its inception in October 2005. In addition, Ms. Sulzberger served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests, from 2002 through 2005. Ms. Sulzberger also serves on the boards of directors of Teva Pharmaceutical Industries Ltd. and Brixmor Property Group Inc. Ms. Sulzberger served on the board of directors of Stage Stores, Inc. until June 2015. Ms. Sulzberger brings to our Board of Directors financial, leadership and risk assessment experience as well as her entrepreneurial experience and history with the Company.

William (Kip) Tindell, III, 63, has served as a director of the Company since November 2008. He co-founded The Container Store in 1978 and is its Chairman and served as its CEO until July 2016. Mr. Tindell serves as the Chairman of the Board of the National Retail Federation, and was inducted into the Retailing Hall of Fame in 2006. Mr. Tindell brings to our Board of Directors financial and risk assessment experience as well as his entrepreneurial and retail leadership experience.

The Nominating and Governance Committee, consisting solely of “independent directors” as defined in Rule 5605 of the NASDAQ Listing Rules, recommended the 12 directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation and each nominee’s credentials and experience outlined above, the Board of Directors has determined that each such nominee can make a significant contribution to the Board of Directors and should serve as a director of the Company. Our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

CORPORATE GOVERNANCE

Corporate Governance Highlights

We have long supported strong corporate governance practices. Our Board of Directors continually reviews our practices and ensures that they evolve to appropriately balance the interests of our stakeholders. Set forth below are examples of practices that demonstrate this commitment to our stakeholders.

Practice	Explanation
Director Independence	We have an independent Chairman of the Board.
10 of 12 director nominees are independent.
All committee members are independent.
Independent directors regularly meet in executive sessions.
Board Succession and Development	In December 2016, our Board of Directors adopted a Board Succession and Development Plan, which is described below.
Practices of our Board of Directors and Committees	Our directors conduct annual self-evaluations.
All of our Audit Committee members are “audit committee financial experts.”
We have a diversity policy that our Nominating and Governance Committee considers in selecting and recommending candidates for election.
None of our directors serve on more than four public company boards.

We have a director stock ownership policy in place that generally requires our non-management directors to meet a share ownership level with a value equal to or exceeding three times the cash compensation received for service on the Board of Directors for the prior fiscal year. See the “Director Compensation Program for Fiscal Year 2016” section below for a description of the policy.

Shareholder Rights	Directors are elected annually.
Directors must be elected by a majority vote standard in uncontested elections.
An incumbent director who is not re-elected must promptly offer to resign.
Our bylaws contain simple majority vote requirements.

Our proxy access bylaw provides that a single shareholder or groups of up to 20 shareholders collectively owning at least 3% of our relevant voting power for at least three continuous years can include nominees in our proxy statement, up to a total number of such nominees not to exceed 20% of the number of directors then serving, subject to the eligibility, procedural and disclosure requirements set forth in the bylaws.

Shareholder Outreach

We have a strong shareholder engagement program. We engage with our shareholders to ensure that both management and the board are made aware of issues that matter most to our investors so that these issues are addressed on a timely basis. We engage regularly with our largest shareholders to hear their views on both general and company specific governance matters.

Compensation	See the “Summary of Compensation Practices for Fiscal Year 2016” section of this Proxy Statement for a discussion of our leading compensation practices.

Directors and Committee Assignments

Assuming election of all 12 nominees listed above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their committee assignments as of December 2016.

Nominating and
	Audit	Compensation	Governance
Name	Committee	Committee	Committee
Dr. John Elstrott *	✓	✓	✓
Mary Ellen Coe			✓
Hass Hassan	✓	✓**
Stephanie Kugelman			✓
John Mackey
Walter Robb
Jonathan Seiffer	✓**
Mo Siegel	✓	✓
Jonathan Sokoloff		✓
Dr. Ralph Sorenson		✓	✓
Gabrielle Sulzberger	✓		✓**
Kip Tindell			✓

* Chairman of the Board
** Chair of Committee

Committees and Meetings

Committees

The Board of Directors maintains the following three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The current members of the various committees are identified in the preceding table. The charter of each committee can be found in the “Corporate Governance” section of our website at http://investor.wholefoodsmarket.com/investors/corporate-governance/governance-documents/default.aspx. The duties of each committee are set forth in its charter.

Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for monitoring risks and the Company’s internal control system, overseeing the quality and integrity of the accounting, auditing and reporting practices of the Company and the audits of the Company’s financial statements, and other such duties as directed by the Board of Directors.

The Committee is expected to maintain free and open communication with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Audit Committee’s responsibilities include: (i) selecting, hiring and evaluating our independent auditor; (ii) reviewing and discussing the adequacy and effectiveness of the Company’s internal control over financial reporting; (iii) overseeing the integrity of our financial statements and monitoring our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; (iv) overseeing internal auditing processes; (v) reviewing with management our audited financial statements, earnings announcements, regulatory filings and other public announcements regarding our results of operations; (vi) inquiring about significant risks, reviewing our risk assessment and management policies, and assessing steps taken to control these risks; (vii) establishing procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters; and (viii) overseeing and reviewing the Company’s internal audit function.

The Board of Directors has determined that all Audit Committee members are “audit committee financial experts” under the regulations promulgated by the Securities and Exchange Commission. The Board of Directors has also determined that each of the directors serving on our Audit Committee is “independent” within the meaning of the applicable rules of the Securities and Exchange Commission and the NASDAQ Listing Rules.

Compensation Committee. The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to overseeing the Company’s compensation policies and practices, review and approve annual compensation and compensation procedures for the Company’s executive officers, and oversee and recommend director compensation to the Board of Directors.

The Compensation Committee’s responsibilities include: (i) overseeing the Company’s overall compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; (ii) making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plan and team member stock purchase plan; (iii) reviewing and approving compensation procedures for the Company’s executive officers; (iv) recommending to the independent directors for approval the compensation of the Co-Chief Executive Officers based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Co-Chief Executive Officers; (v) reviewing and approving the compensation of executive officers other than the Co-Chief Executive Officers; (vi) reviewing and recommending to the Board of Directors employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; (vii) annually reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors; (viii) monitoring directors’ compliance with the Company’s stock ownership guidelines; (ix) at least annually, reviewing and assessing the adequacy of the charter and participating in an evaluation of the committee; (x) and working with Company management to address any conflict of interest with any compensation adviser engaged by the Compensation Committee. The Compensation Committee Charter does not provide for any delegation of these duties.

Regarding most compensation matters, including executive and director compensation, the Company’s executive team provides recommendations to the Compensation Committee.

The Board of Directors has determined that each of the directors serving on our Compensation Committee is “independent” within the meaning of the applicable rules of the Securities and Exchange Commission and the NASDAQ Listing Rules.

Neither the Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2016 executive compensation.

Nominating and Governance Committee. The Nominating and Governance Committee’s purpose is to monitor and oversee matters of corporate governance, including the evaluation of the Board of Directors’ performance and processes and the “independence” of directors, and select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors.

The Nominating and Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. The Board of Directors believes it is in the best interest of the Company and its shareholders to identify and select highly qualified candidates to serve as directors and for the Board of Directors to be comprised of a diverse group of individuals with different backgrounds and perspectives. Recommendations are developed based on the nominee’s knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nominating and Governance Committee’s direction. More details about the committee’s process for identifying and recommending board candidates is discussed below under the heading “Board Succession and Development.”

Any shareholder recommendation should be directed to the attention of the Company Secretary and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Directors membership, information regarding any relationships between the candidate and the Company within the last three years, and a written indication by the recommended candidate of his or her willingness to serve.

In determining whether to nominate a candidate, whether from an internally generated or shareholder recommendation, the Nominating and Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

In fiscal year 2016, the Nominating and Governance Committee and the Board of Directors used the services of a third party search firm to assist in evaluating and identifying director candidates.

The Board of Directors has determined that each of the directors serving on our Nominating and Governance Committee is “independent” within the meaning of the applicable NASDAQ Listing Rules.

Fiscal Year 2016 Meetings

During fiscal year 2016, the Board of Directors and the various committees held the following number of meetings: Board of Directors, six meetings; Audit Committee, nine meetings; Compensation Committee, two meetings; and Nominating and Governance Committee, four meetings. Other than Mr. Sokoloff, no director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof) that he or she was required to attend. It is a policy of the Board of Directors to encourage directors to attend each Annual Meeting of Shareholders. All members of the Board of Directors attended the Company’s 2016 Annual Meeting of Shareholders, other than Ms. Coe, who was not yet a director on that date.

Board Succession and Development

In December 2016, the Board of Directors implemented a Board Succession and Development Plan to strengthen the Board of Directors’ ability to further the best long-term interests of the Company’s shareholders and other stakeholders. The Board of Directors recognizes that the Company is a uniquely mission-driven company, driven by the Company’s Core Values and focused on achieving sustainable profits and maximizing long-term shareholder value while creating value for all of the Company’s major stakeholders, each of whom are interdependently linked. The Board of Directors’ quality, culture and dedication have been important factors to the Company’s success, and the Board of Directors recognizes the importance of good governance in relation to board succession and development planning.

The key principles underlying the Board Succession and Development Plan include:
●

continuing to review periodically the Board of Directors’ own composition to ensure it reflects the knowledge, experience, skills and diversity that will best enable the Board of Directors to fulfill its duties and looking ahead and considering both current and future needs of the Company, especially as the Company’s strategies, initiatives and business conditions change over time. The results of the Board of Directors and its committees’ regular self-evaluation practices will continue to be incorporated into director succession and nomination decisions;

●

seeking to achieve a variety of backgrounds, ages, tenures and experiences within the boardroom to help ensure robust oversight, board quality, stability and continuity of experience while infusing new insights and perspectives into Board discussions. A balanced Board of Directors will also enable the strong mentoring and development that has been infused into the management of the Company to also occur at the board level, with more seasoned and experienced members of the Board of Directors offering insight and guidance to newer members and newer members sharing their perspectives with longer-tenured directors as well;

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having a strong pipeline of candidates to consider from time to time for membership on the Board of Directors, using the criteria determined by the Board of Directors and the Nominating and Governance Committee as reflected in the Corporate Governance Principles and the charter of the Nominating and Governance Committee, to facilitate an orderly identification and selection of new directors;

●

in determining whether to nominate any individual director for re-election, the Board of Directors will annually review and evaluate the on-going contribution of such director to the overall effectiveness of the Board of Directors as a whole;

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seeking to bring the average tenure of the Board of Directors more in line with peer practices over the next three to five years through a combination of adding new directors and anticipated director retirements;

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following two objective mechanisms to facilitate the goals of the Board Succession and Development Plan, specifically that, beginning with the 2018 annual meeting, (1) for all independent directors whose terms began in 2008 or after, and who join the Board of Directors in the future, such directors will not stand for re-election after 15 years of service and (2) for other independent directors, such directors will not stand for re-election after 15 years of service or after reaching the age of 72, whichever occurs later;

●

if a director’s principal occupation or business association changes substantially during the director’s tenure on the Board of Directors, the director will be expected to promptly notify the Nominating and Governance Committee, following which the committee will evaluate the propriety of continued service on the Board of Directors and make a recommendation to the Board of Directors what action, if any, should be taken;

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prioritizing strong director onboarding as well as on-going director education and tutorials to accelerate the ability of newly added directors to get up to speed and contribute quickly while also ensuring that continuing directors stay apprised of current developments and contribute effectively on an on-going basis; and

●

the Board of Directors and the Nominating and Governance Committee will continue to regularly review the Board Succession and Development Plan, assess whether changes or updates are needed and evaluate progress against the plan.

The rotation in December 2016 of the chairmanships of the Company’s key committees, including the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, such that all committees have new leadership, also reflects the Company’s commitment to ensuring the practices of the Board of Directors continue to evolve and benefit from fresh perspectives. Committee memberships have also been updated. In addition, reflecting the implementation of the Board Succession and Development Plan, incumbent director Dr. Ralph Sorenson will not stand for re-election at the 2018 annual meeting.

The 2016 addition to the Board of Directors of independent director Mary Ellen Coe is reflective of the principles underlying the Board Succession and Development Plan. An executive at Google, Ms. Coe’s deep experience in marketing, digital strategy, and brand strategy is valuable to the Board of Directors and her leadership, expertise and understanding of evolving marketplaces is already enhancing board deliberations and oversight as the Company remains focused on strategic investments in marketing and elevating the digital experience to create shareholder value. Ms. Coe is also the third woman member of our Board of Directors, and her appointment followed a robust and extensive director search process aligned with the Board of Directors’ self-evaluation process, featuring the use of a nationally recognized, third-party director search firm and adherence to the commitments made in the Corporate Governance Principles and Nominating and Governance Committee Charter. These commitments included prioritizing experience relevant to the Company’s strategy and business, ensuring that candidates with a diversity of ethnicity and gender are included in each pool of candidates from which Board of Directors nominees are chosen and including potential candidates from varied backgrounds, including going beyond the traditional “former CEO” corporate background as a required criteria for new candidates. The Company will continue to evaluate board composition and opportunities to strengthen the Board of Directors.

Board Oversight of Enterprise Risk

Risk management is primarily the responsibility of the Company’s management team. However, our Board of Directors oversees the management team’s assessment of the material risks faced by the Company at both the full Board of Directors level and at the committee level. In accordance with our Audit Committee charter, the Audit Committee is responsible for assisting the Board of Directors in fulfilling its responsibility for monitoring Company risk and the Company’s internal control system and for assisting the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. To assist the Audit Committee in assessing the Company’s approach to risk management, the management team prepares a list of what it perceives to be the most significant risks facing the Company, along with a statement reflecting any associated action the Company is taking to mitigate each type of risk. The Audit Committee reports on risk to the full Board of Directors as necessary.

In addition, each quarterly board report from management addresses matters of particular importance or concern including any significant areas of risk that require Board of Directors and/or committee attention. Throughout the year the Board of Directors and committees receive a variety of management presentations on different business topics that include discussion of associated significant risks.

Risk Considerations in our Compensation Programs

As part of our regular review of compensation practices, management conducted a comprehensive review of our compensation policies and practices for all team members for fiscal year 2016 in order to determine whether risks arising from any of those policies and practices are reasonably likely to have a material adverse effect on the Company. Management’s conclusion was presented to and discussed with the Compensation Committee.

In its review, management analyzed each of our compensation policies and practices, including any potential risks arising from the policies and practices and factors that mitigate risk. Based on its review, management concluded that the Company does not have compensation policies or practices that create risks that are reasonably likely to have a material effect on the Company. Factors that management believes mitigate risks include the following:
●	As a food retailer, we are not engaged in activities that present a high risk related to our team member compensation relative to other businesses;
●

Our executives’ compensation mix of base salary and short-term and long-term incentives provides compensation opportunities measured by a variety of time horizons to balance our short-term and long-term strategic goals;

●	The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate;
●	Our incentive bonus payouts are effectively “capped” due to our salary cap;
●	Our bonuses for our executive officers and the rest of our leadership network employ a reasonable mix of performance metrics and are not concentrated on a single metric;
●	Criteria for payments to our executive officers and the rest of our leadership network under our annual bonus are closely aligned with our strategic goals and shareholder interests;
●	Payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds;
●	For our executive officers and the rest of our leadership network, a significant portion of variable pay is delivered through long-term incentives which carry vesting schedules over multiple years;
●	Equity awards for team members are subject to service-based vesting schedules over multiple years;
●	Our Code of Business Conduct, our internal controls and other measures implemented by us help mitigate risk;
●	We have a recoupment policy for our executive officers with respect to financial restatements; and
●	We have a policy against hedging and pledging arrangements by Section 16 officers entered into after January 24, 2013.

Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer are currently separated at the Company. The Board of Directors believes that the right leadership structure for the board should be determined from time to time by the needs and circumstances of the Company, including taking into account the dynamic and evolving landscape in which the Company operates. The Board of Directors believes the current separation of the roles is appropriate at this time, including because it enables the Chief Executive Officer to focus on strategic leadership, execution and day-to-day management of our business, while the Chairman focuses on board-level leadership and facilitating the board’s ability to be a strategic partner with management and provide oversight and monitoring. The Board of Directors will continue to review the board’s leadership structure.

Compensation Committee Interlocks and Insider Participation

The following individuals served as members of our Board of Directors’ Compensation Committee during fiscal year 2016: Mo Siegel (Chair during fiscal year 2016), Jonathan Sokoloff, Dr. Ralph Sorenson and Gabrielle Sulzberger. No member of the fiscal year 2016 Compensation Committee has served as one of our officers or employees at any time. During fiscal year 2016, none of our executive officers served as a member of the compensation committee of any other company that had an executive officer serving as a member of our Board of Directors or our Compensation Committee. During fiscal year 2016, none of our executive officers served as a member of the board of directors of any other company that had an executive officer serving as a member of our Board of Directors’ Compensation Committee.

Code of Business Conduct

The Company expects all of its team members and directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. The Board of Directors has adopted a Code of Business Conduct, which is posted on the Corporate Governance section of the Company’s website at http:// investor.wholefoodsmarket.com/investors/corporate-governance/governance-documents/default.aspx. The Code of Business Conduct applies to the Company’s principal executive officers, principal financial officer, principal accounting officer, controller and other persons who perform similar functions for the Company, in addition to the corporate directors and employees of the Company.

DIRECTOR COMPENSATION

Director Compensation Program for Fiscal Year 2016

For fiscal year 2016, each of our non-employee directors received the following: a $10,243 quarterly retainer; $7,537 for each Board of Directors’ meeting attended in person; $1,380 for each committee meeting attended in person in conjunction with a Board of Directors meeting; $5,522 for each committee meeting attended in person apart from a Board of Directors meeting; $1,841 for each Board of Directors/committee meeting greater than two hours in length attended by telephone in which a majority of directors/committee members participated; $1,380 for each Board of Directors/committee meeting between one and two hours in length attended by telephone in which a majority of directors/committee members participated; and $691 for each Board of Directors/committee meeting between fifteen minutes and one hour in length attended by telephone in which a majority of directors/committee members participated. Each quarter a retainer was paid to the Chairman of the Board in the amount of $11,715. Finally, each quarter the committee Chairs received the following retainers: $4,387 for the Audit Committee Chair; $2,300 for the Compensation Committee Chair; and $2,300 for the Nominating and Governance Committee Chair.

We strive to promote an ownership mentality among key leadership and our Board of Directors. In December 2016, we amended our Corporate Governance Principles to provide that non-management members of the board are required to meet a share ownership level with a value equal to or exceeding three times the cash compensation received for service on the Board of Directors for the prior fiscal year. “Share ownership” is defined to include shares of the Company’s common stock (including unvested restricted stock) and restricted stock units (whether vested or unvested) that the director directly or indirectly beneficially owns for purposes of Section 16 of the Securities Exchange Act of 1934. Directors are expected to meet the stated ownership level within three years of joining the board. If for two consecutive years a director has not satisfied the ownership requirement amount by the compliance deadline, he or she must retain all shares acquired on the vesting of equity awards or the exercise of stock options (in all cases net of exercise costs and taxes) until compliance is achieved. Compliance with this policy will be measured as of the first trading day of the fiscal year. Based upon the directors’ share ownership levels at the time that this policy was adopted, all directors would have been in compliance on September 26, 2016, which was the first day of fiscal year 2017, other than Ms. Coe, who was not yet a director on that date. See the “Other Information – Beneficial Ownership” section of this Proxy Statement for information regarding the Company ownership interests of each member of our Board of Directors. The members of our Board of Directors receive regular grants of options and restricted stock. Options and restricted stock become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

Director Compensation Table for Fiscal Year 2016

The following table provides compensation information for the fiscal year ended September 25, 2016 for each non-employee member of our Board of Directors who served during the fiscal year. The Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement contains compensation disclosure for Mr. Mackey and Mr. Robb. Neither Mr. Mackey nor Mr. Robb received any compensation for serving as a member of the Board of Directors. Ms. Coe did not serve as a director during the fiscal year.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
		(1)	(2)	(3)
Dr. John Elstrott	$143,512	$34,980	$17,858	$2,744	$199,094
Hass Hassan	96,652	34,980	17,858	2,744	152,234
Stephanie Kugelman	96,652	34,980	17,858	2,744	152,234
Jonathan Seiffer	95,961	34,980	17,858	2,744	151,543
Mo Siegel	105,852	34,980	17,858	2,744	161,434
Jonathan Sokoloff	70,443	34,980	17,858	2,744	126,025
Dr. Ralph Sorenson	105,161	34,980	17,858	2,744	160,743
Gabrielle Sulzberger	112,860	34,980	17,858	2,744	168,442
Kip Tindell	95,290	34,980	17,858	2,744	150,872

(1) Amounts represent the grant date fair value of stock awards granted in fiscal year 2016. See Note 14 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 25, 2016 regarding assumptions underlying the valuation of equity awards. The total number of shares granted to each specified director during fiscal year 2016 was 1,200. At fiscal year end the aggregate number of stock awards outstanding for each director was 4,757.

(2) Amounts represent the aggregate grant date fair value of option awards granted in fiscal year 2016. See Note 14 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 25, 2016 regarding assumptions underlying the valuation of equity awards. The total number of options granted to each specified director during fiscal year 2016 was 2,250. At fiscal year end the aggregate number of option awards outstanding for each director was as follows: Dr. John Elstrott 43,500; Hass Hassan 39,000; Stephanie Kugelman 43,500; Jonathan Seiffer 34,500; Mo Siegel 43,500; Jonathan Sokoloff 34,500; Dr. Ralph Sorenson 43,500; Gabrielle Sulzberger 43,500; and Kip Tindell 43,500. Leonard Green & Partners, L.P. had 18,000 options outstanding which were granted in respect of Mr. Seiffer’s and Mr.

Sokoloff’s service on our Board of Directors. These options may be considered beneficially owned by Mr. Seiffer and Mr. Sokoloff.

(3) Amounts represent dividends on restricted stock paid in fiscal year 2016.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, shareholders have an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve on an advisory basis our fiscal year 2016 executive compensation programs and policies and the compensation paid to the named executive officers. At the Company’s 2011 Annual Meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on the compensation of our named executive officers every year. A non-binding, advisory vote on the frequency of say-on-pay proposals must be held at least once every six years, including this year (see Proposal 3).

As discussed in the following “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic team members who are enthusiastic about the Company’s mission and culture in order to achieve our corporate objectives and increase shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of our Compensation Committee on the prior year’s annual compensation of the named executive officers. Your advisory vote will serve as an additional tool to guide our Board of Directors and Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, the compensation tables and the related narrative discussion.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, and it will not create or imply any additional fiduciary duty on the part of the Board of Directors. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Shareholders have an opportunity to advise the Board of Directors as to whether the Company should conduct an advisory vote with respect to its executive compensation at every annual, second annual or third annual meeting of shareholders. Shareholders may vote at this Annual Meeting on the frequency with which the Company should conduct an advisory vote on the executive compensation as described in the “Executive Compensation” section of the Proxy Statement for that meeting.

Shareholders may vote for every one, two or three years, or abstain from voting on this proposal. The advisory vote is non-binding, but the Board of Directors and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory shareholder vote on its executive compensation.

While the Board of Directors believes that the Compensation Committee and the Board of Directors are in the best position to determine executive compensation, the Board of Directors appreciates and values shareholders’ views. The Board of Directors has determined that an advisory vote on executive compensation every year is currently the best approach for the Company so that the Board of Directors and the Compensation Committee receive shareholder feedback each year as part of their regular review of executive compensation.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION AT THE ANNUAL MEETING OF SHAREHOLDERS EVERY “ONE YEAR.”

The frequency option – one year, two years, or three years – that receives the most votes “for” of all votes cast on the proposal will be the frequency option approved by the shareholders.

Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board of Directors, and will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering the frequency of advisory votes for compensation paid to our named executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following section explains our compensation programs, with an emphasis on the fiscal year 2016 compensation of our Chief Executive Officer, former Co-Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers other than our Chief Executive Officer, former Co-Chief Executive Officer and Chief Financial Officer, each of whom we refer to as our “named executive officers” for discussion purposes in this document only:
●	John Mackey, our Chief Executive Officer
●	Walter Robb, our former Co-Chief Executive Officer
●	A.C. Gallo, our President and Chief Operating Officer
●	Glenda Flanagan, our Executive Vice President and Chief Financial Officer
●	David Lannon, one of our two Executive Vice Presidents of Operations
●	Jason Buechel, our Executive Vice President and Chief Information Officer

2016 Shareholder Advisory Vote on Executive Compensation

At our 2016 Annual Meeting, a substantial majority of our shareholders approved the compensation of our named executive officers, with approximately 95% of the votes cast in favor of our executive compensation proposal. Our Compensation Committee took this strong approval into account as one of many factors it considered in connection with the discharge of its responsibilities. Our Compensation Committee did not implement any changes to our executive compensation program for 2016, partly because it believed that the shareholder vote demonstrated that our shareholders support the overall design of the program.

Summary of Compensation Practices for Fiscal Year 2016

We continually evaluate our compensation practices to ensure that they help us to achieve our compensation goals and align with our core values. Set forth below are some examples of practices that demonstrate our commitment to our goals and values.

Compensation Practice	Explanation
Salary cap

As further described in the section entitled “Cash Compensation,” our compensation philosophy emphasizes internal pay equity. In this regard, we have generally limited the cash compensation of any team member (including our executive officers) to a certain multiple of the average annual wage of all full-time U.S. team members, with limited exceptions described below. For 2016, this multiple was 19 times the average annual wage.

Guideline on executive officers’ annual equity grants

As a guideline, we generally seek to limit the total number of shares issuable under our stock incentive plan to the members of the Whole Foods Leadership Network (which includes our executive officers) to approximately 20% of all shares issuable under equity grants made to all team members in a fiscal year. This guideline is part of our internal pay equity considerations when we set executive compensation.

Recoupment policy

We adopted a recoupment policy that applies to compensation paid in fiscal year 2014 and going forward. Under the policy, our Compensation Committee may seek to recoup from our current and former named executive officers any excess incentive based cash compensation awarded as a result of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws. Although we may need to revise our policy depending on the final recoupment rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we believe this policy is a good governance practice that would be beneficial for our Company even ahead of the final rules.

Benchmarking

While our Compensation Committee may review practices of other companies to have a point of reference when making compensation decisions, we do not “benchmark” our executive officers’ compensation so that it must equal a certain percentage of compensation awarded by other companies. We believe that such benchmarking has been a factor in the exponential growth in executive compensation that is common at other companies, and that it is not the best practice for our own Company’s stakeholders.

Pay equity among executive officers

Except as noted below, each of our executive officers generally receives the same base salary and annual bonus (before any reductions due to the salary cap) and the same size annual “leadership grant” of stock options, although we from time to time award additional equity grants which may vary in size among the executives. Our executive officers act as a team, and we believe this pay equity emphasizes their teamwork and is fair to them and our stakeholders. Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo any future bonus and equity awards.

Egalitarian welfare benefit structure with limited perquisites	Our executive officers generally receive the same benefits that other full-time team members receive, including a team member purchase discount card and health insurance.
No Section 280G tax gross ups	We do not provide Internal Revenue Code Section 280G “golden parachute” tax gross ups.
No new hedging or pledging arrangements by executive officers	Since January 2013, our insider trading policy has prohibited our executive officers (and other Section 16 insiders) from entering into any new hedging or pledging arrangements involving our stock.

Objectives of Our Compensation Programs

Our compensation and benefit programs reflect our philosophy of egalitarianism. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

The primary objective of our compensation programs, including our executive compensation program, is to attract and retain over the long term qualified and energetic team members who are enthusiastic about our mission and culture, providing them with sufficient income and other benefits to keep them focused on the Company as their employer. A further objective of our compensation programs is to reward each of our team members for their contribution to the Company. Finally, we endeavor to ensure that our compensation programs are perceived as fundamentally fair to all stakeholders.

Our Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for our executive officers.

Elements of Executive Compensation Program

The elements of our executive compensation program are similar to the elements used by many companies and are as follows:

1.	Cash Compensation – including base salary and bonus
2.	Equity Compensation – including stock option grants and, in some years, restricted share issuances
3.	Executive Retention Plan and Non-Compete Arrangement

The exact base pay, bonus formulas, equity grants, cash salary cap, and agreement terms are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining team members who may have other attractive employment opportunities. Other than benefit hours pool balances (described below), cash compensation generally is paid as earned.

Cash Compensation: What Our Compensation Program Is Designed to Reward

Annual executive officer cash compensation consists of a base salary component and the incentive component discussed below. Our cash compensation program is designed to reward teamwork and each team member’s contribution to the Company.

Our executive officers (other than Mr. Mackey, who voluntarily reduced his salary to $1 and elected to forgo future cash compensation and equity awards effective January 1, 2007) participated in our Bonus Plan in fiscal year 2016. Under this plan, in measuring the executive officers’ contribution to the Company, our Compensation Committee considers numerous factors, including the Company’s growth and financial performance through reference to the metrics set forth below and general marketplace conditions. The Bonus Plan includes qualitative and quantitative components.

The qualitative bonus amount is determined at the end of each fiscal year by our Compensation Committee in its discretion, provided this amount is limited to no more than 30% of the applicable executive officer’s annual base salary. Historically, the committee has determined the quantitative and qualitative portions of the bonus for the executive officers as a group, and has not differentiated among the officers based on personal performance. In determining the qualitative bonus amount, our Compensation Committee attempts to reward specific accomplishments that are important to the long-term health of the Company. For example, the committee may consider subjective factors such as long-term strategy development, future company leader development, product differentiation plans, vendor relationships, and generally how smoothly the executive team is working together. Our Compensation Committee believes that such factors may not be reflected in a single year’s quantitative results. The qualitative portion of the Bonus Plan also may be used to recognize and reward the role of the executive officers in meeting other challenges that are not reflected in the quantitative bonus criteria, either because they are unanticipated or because they are due to general economic conditions. For example, if the Company’s results of operations were below expectations as a result of an unexpectedly weak U.S. economy, but the Company significantly outperformed most other food retailers and/or our own revised expectations due to the management team’s appropriate strategic adjustments, the quantitative bonus might not function as intended and the qualitative portion of the bonus would reward performance.

The following five quantitative bonus criteria were selected at the beginning of the fiscal year by the Compensation Committee in its discretion, which were the same criteria used in fiscal year 2015:

1.	Comparable store sales growth - the year-over-year sales growth at existing stores, calculated on a store-by-store basis. Sales of a store are calculated on a constant currency basis and deemed to be comparable commencing in the 57th full week after the store opened or was acquired.
2.	Year-over-year improvement in earnings before interest, taxes and non-cash expenses (“EBITANCE”) - the year-over-year increase in earnings before interest, taxes and non-cash expenses. Non-cash expenses include depreciation, amortization, fixed asset impairment charges, non-cash share-based payment expenses, deferred rent and last-in, first-out (“LIFO”) charge.
3.	Return on invested capital (“ROIC”) - the result of dividing net income by average invested capital. Invested capital reflects a trailing four-quarter average.
4.	Year-over-year improvement in Economic Value Added (“EVA”) - the year-over-year increase in net operating profits after taxes minus a charge on the cost of invested capital necessary to generate those profits.
5.	Positive free cash flow - the Company’s net cash provided by operating activities minus capital expenditures.

In selecting bonus criteria, associated amounts and weightings, the Compensation Committee attempts to determine which factors will better measure the executive officers’ performance, taking into consideration the Company’s current major goals and financial forecast, as well as general economic conditions. For example, if the Company were to dramatically increase its growth plan, positive free cash flow would be negatively impacted and the Compensation Committee might choose a different amount/weighting of this metric or choose a completely different metric. For fiscal year 2016, with regard to the selected criteria, the following formulas and relative weightings were also approved at the beginning of the fiscal year by the Compensation Committee:

1.	Comparable store sales growth	$5,000 is earned for every 10 basis points of improvement, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
2.	Year-over-year improvement in EBITANCE	For every dollar of results, $0.005 (or 0.50%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
3.	ROIC	$8,000 is earned for every 10 basis points of return, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
4.	Year-over-year improvement in EVA	For every dollar of results, $0.0175 (or 1.75%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.
5.	Positive free cash flow	For every dollar of results, $0.0015 (or 0.15%) is earned, and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.

All criteria are adjusted for inflation. These incentive compensation elements are designed to be attainable and collectively intended to increase the executive’s overall compensation for a fiscal year. With regard to the performance criteria selected for fiscal year 2016, all performance criteria resulted in positive dollar amounts except the performance criteria “Comparable store sales growth” and “Year-over-year improvement in EVA.” Performance criteria that resulted in positive dollar amounts were summed to determine the quantitative bonus amount. Performance criteria that resulted in a negative dollar amount were not subtracted from or otherwise had any impact on the quantitative bonus amount. Stock price performance has not been a factor in determining annual cash compensation because the price of the Company’s common stock is subject to a variety of factors, many of which are outside the control of our executive officers.

Cash Compensation: How We Choose Amounts and/or Formulas for Each Element

Our Compensation Committee intends to set total executive cash compensation sufficiently high to attract and retain a strongly motivated leadership team, but not so high that it has a long-term negative impact on our other stakeholders. Each executive’s current and prior compensation is considered in setting future compensation. The incentive bonus under the Bonus Plan is included in compensation to help align the financial incentives with the financial interests of our shareholders, primarily growth and return on invested capital. The criteria used to calculate the quantitative portion of the Bonus Plan were chosen because we believe they are currently the best objective measures of our overall financial performance. The smaller qualitative portion of the Bonus Plan is included to provide the committee with some level of planned discretion in granting executive bonuses.

We review the compensation practices of other companies generally to better understand the market and the spectrum of compensation philosophies and options across the United States. To some extent, our compensation plan is based on the market and companies against which we compete for team members, including executives, and we must remain competitive; however, our compensation philosophy emphasizes internal pay equity and fair treatment of all stakeholders. We are committed to stakeholder equity as a principle. This principle has led us to generally limit the maximum cash compensation we pay team members in relation to any calendar year, which we refer to as the “salary cap.” Cash payments, including base salary and amounts paid under our incentive compensation plan, fall within the scope of our salary cap.1

The salary cap is set each fiscal year by our Compensation Committee through use of a multiple of our full-time U.S. team members’ average annual wage. In reviewing the multiple for a fiscal year, our Compensation Committee looks to general marketplace conditions and the compensation levels it believes to be required to attract and retain outstanding team members. We have increased this multiple three times since the salary cap policy was first adopted approximately 30 years ago. Each of these increases was made to keep the compensation paid to our executives competitive in the marketplace.

The following is the salary cap calculation used for the past five calendar years:

	Average	Average
	Hourly Wage(1)	Annual Wage(2)	Multiple	Salary Cap
2016	$20.15	$41,911	19	$796,300
2015	19.70	40,976	19	778,500
2014	19.16	39,853	19	757,200
2013	18.89	39,289	19	746,500
2012	18.63	38,747	19	736,200

(1) Average Hourly Wage is the total cash compensation of all U.S. full-time team members in a fiscal year divided by the total hours worked by all such team members in that year.

(2) Average Annual Wage is the product of the Average Hourly Wage and 2,080 hours. The Company uses 2,080 hours in the calculation as it represents the product of 40 hours per week and a 52-week year.

Equity Compensation: What Our Compensation Program Is Designed to Reward

As previously stated, stock price performance has not been a factor in determining annual cash compensation. However, because we believe a relationship exists between our stock price and our team members’ performance—through driving sales and improving earnings—our compensation program is designed to reward team members, including our executive officers, for positive stock price performance, through equity grants pursuant to our broad-based plan. We believe this strategy helps to more closely align the economic interest of our team members and our shareholders.

All of our full-time and part-time team members are eligible to receive stock options through annual leadership grants or through service hour grants once they have accumulated 6,000 service hours (approximately three years of full-time employment). We believe that stock options are a beneficial compensation tool because they link our team members’ interests with those of our shareholders, they are well suited to broad-based grants, they are easy to understand, and team members can control the timing of their taxable event. As of 2016 fiscal year end, approximately 94% of all equity awards granted pursuant to our stock plan since its inception in 1992 have been granted to team members who are not executive officers. Each of our executive officers (other than Mr. Mackey, who has voluntarily elected not to receive stock option grants) receives stock option grants under the Company’s stock incentive plan. Service hour grants are allocated to each eligible team member (including our executive officers) based on the proportion of their total accumulated service hours. With respect to annual leadership grants, our Compensation Committee typically provides a discretionary award of a similar number of options to each executive officer.

____________________

1 Team members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap. Additionally, any team member may elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due, to which amount the salary cap does not apply. Employee benefits, equity awards and any other form of non-cash compensation, such as the 401(k) match, are not included in determining and applying the salary cap. The salary cap does not apply in the team member’s year of termination or retirement, at which time he or she may receive a cash payment in exchange for unused paid time off at 100% of the value otherwise due. In addition, the salary cap may not apply to compensation arrangements found in agreements related to change of control or termination of employment, nor does it apply to dividends paid on any of the Company’s common stock held by any team member.

From time to time, our Compensation Committee may determine that additional equity grants, including possible restricted share issuances, are warranted in order to reward exceptional performance, motivate future strong performance, retain valuable team members and keep the Company competitive.

Equity Compensation: How We Choose Amounts and/or Formulas for Each Element

Our Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation, and its allocation may change from year to year. In determining the amount of such awards, our Compensation Committee considers a number of factors, including historic practice such as the amount of prior grants, our recent performance, general market conditions, the need to retain and motivate team members, the pool of discretionary grants for all team members, and our philosophy of fairness to all stakeholders.

Our Compensation Committee intends to limit the number of shares granted to all team members in any one fiscal year so that annual earnings dilution from share-based payment expense will not exceed 10%. The Company’s actual dilution from share-based payment expense for each fiscal year since 2006 has been less than 10%.

Historically, as a guideline, our Compensation Committee has sought to limit the total number of shares issuable under equity grants to the members of the Whole Foods Leadership Network (which we refer to as “WFLN” and which consisted of 33 members as of fiscal year end), which includes our named executive officers, to a percentage of all shares issuable under equity grants made to all team members in such fiscal year. The guideline for fiscal year 2016 was 20%. The Company grants to WFLN have been under 20% of all equity grants for the fiscal year in each fiscal year since WFLN was established more than a decade ago.

For fiscal year 2016, all equity grants were recommended by the executive team, and the final determination was made by our Compensation Committee after discussions among the executive team and the committee, taking into consideration: (1) our usual broad-based grants, (2) our recent performance, (3) the proportion of awards granted to WFLN, and (4) our stakeholder fairness philosophy, including the requirement to expense equity grants and our current intent to limit the number of shares granted in any one year so that annual earnings dilution from share-based payment expenses will not exceed 10%.

In each fiscal year, we establish a pool of grants based on prior year grants to all team members with a growth factor. We then estimate earnings dilution from share-based payment expense (to set the dilution guideline for our Compensation Committee) and determine the portion that should be granted to WFLN. As necessary, the Compensation Committee reviews whether or not circumstances exist that suggest a deviation from our general practices.

Subject to certain exceptions, we schedule equity grant dates well in advance of any actual grant. The grant date is established when our Compensation Committee approves the grant, and all key terms have been determined and are expected to be communicated to recipients within a relatively short period of time. The exercise price of each of our stock option grants is the market closing price on the grant date. Our general policy is for the primary annual grant to occur within two weeks after the official announcement of our second quarter results so that the stock option exercise price reflects a fully informed market price. At times we make grants that are in addition to the primary annual grant, including the grant made to Jason Buechel in connection with his promotion to Executive Vice President. If at the time of any planned equity grant date any member of our Board of Directors or executive team is aware of material non-public information, we would not generally make the planned grant. In such event, as soon as practical after material information is made public, our Compensation Committee generally would have a special meeting and/or otherwise take all necessary steps to authorize the delayed grant. Executives are not treated differently from other team members in the grant process. Our Compensation Committee has delegated to our executive team the power to administer, subject to and within the limitations of the express provisions of our stock incentive plan, all aspects of outstanding and future grants of equity under the plan. This delegation, however, does not include the authority to (i) determine when and how each award will be granted; what type or combination of types of awards will be granted; the time or times when an award may be exercised; the number of shares with respect to which an award will be granted to each participant; the exercise price or the purchase price for shares under an award; or the terms, performance criteria or other similar conditions, vesting periods or any restrictions for an award or any restrictions on shares acquired pursuant to an award; (ii) change the name of participant for whose benefit an award is or will be granted under the plan; (iii) accelerate or defer the vesting of any rights under an award (except that such authority exists with respect to participants other than directors and executive officers); or (iv) amend any award agreement with respect to the foregoing provisions, other than to correct any defect, omission, or inconsistency in any award agreement granted to persons who are not executive officers.

Executive Retention Plan and Non-Compete Arrangement: What Our Compensation Program Is Designed to Reward

Through use of our Executive Retention Plan and Non-Compete Arrangement, we reward each executive’s long-term service with the Company and set forth the terms under which the Company and each executive, other than Mr. Mackey, may agree to protect our confidential information and market position after any such executive’s employment is terminated. Through this arrangement, we also encourage our executives’ continued services in the event a change in control becomes likely and/or occurs.

We believe this arrangement will protect our market position by discouraging our executives’ seeking employment with our competitors and by protecting our confidential information. In the case of a change of control, we believe the arrangement strikes a balance between incentive and executive retention without providing the benefits to an executive who continues to be employed by an acquiring company.

Executive Retention Plan and Non-Compete Arrangement: How We Choose Amounts and/or Formulas for Each Element

The elements of this arrangement were determined by generally studying the compensation arrangements of other companies within the United States, specifically non-compete agreements and change-of-control agreements. In applying these types of arrangements to the Company, our Compensation Committee considered the need to protect our market position, our current compensation programs and the need to motivate compliance with the arrangement through sufficiently high payments.

This arrangement is discussed in detail under the “Potential Payments on Termination/Change of Control – 2010 Executive Retention Plan and Non-Compete Arrangement” section of this Proxy Statement.

Tax and Certain Other Factors Considered by the Compensation Committee

In structuring our compensation programs, we take into account Internal Revenue Code Section 162(m). Under Internal Revenue Code Section 162(m), a limitation is placed on tax deductions of any publicly held corporation for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Although our salary cap usually causes non-performance-based compensation to be below the $1,000,000 threshold, in certain years our executives may have compensation which results in non-deductibility under Internal Revenue Code Section 162(m).

Regarding most compensation matters, including the form and amount of executive and director compensation, our executive team provides recommendations to our Compensation Committee. These recommendations include recommendations with respect to changes to executive team salaries, changes to the bonus plan, annual stock option grants, restricted stock grants, discretionary bonuses, other incentive awards and the fees paid to directors. Our Compensation Committee considers a number of factors in establishing executive compensation, including executive team recommendations, general marketplace conditions and the Company’s growth and financial performance. However, the committee does not delegate any of its functions to others in setting compensation.

Neither our Compensation Committee nor Company management engaged any outside consultants regarding fiscal year 2016 executive compensation.

Review of 2016 Compensation

John Mackey

Effective January 1, 2007, John Mackey, our Chief Executive Officer, voluntarily reduced his salary to $1 and elected to forgo any future bonus and equity awards. In 2013, Mr. Mackey extended this election so that he would accrue no additional paid time off. For fiscal year 2016, Mr. Mackey earned $1 in base salary. Mr. Mackey will continue to receive the same non-cash benefits that other full-time team members receive, including a team member purchase discount card and health insurance.

Named Executive Officers Other Than John Mackey

Cash compensation. For fiscal year 2016, the Compensation Committee increased the salary of each of our named executive officers to $501,110. For each named executive officer, the quantitative portion of the bonus was calculated to be $308,250 for fiscal year 2016. Although the Compensation Committee gave the executive team high marks for its long-term company strategy development, future company leader development and most other relevant metrics, based on the Compensation Committee’s determination that the Company’s financial performance was an overriding factor this fiscal year, no qualitative bonus was awarded for fiscal year 2016. The actual amount paid to the named executive officers under the Bonus Plan was limited by the salary cap. The salary cap caused our named executive officers to forfeit $13,060 in cash compensation that they otherwise earned. The named executive officers also received a matching contribution to his or her 401(k) plan in the amount of $157, which is calculated according to a formula consistent with the matching contribution available to all participating team members.

Benefit hours (paid time off) bank. Our named executive officers received additional compensation during the fiscal year in relation to their benefit hours in the following amounts: Mr. Robb received $29,799; Mr. Gallo received $22,339; Mr. Lannon received $57,053; and Mr. Buechel received $38,624. The amount represents the net increase in the executive’s balance from last fiscal year, and includes (1) any paid time off hours earned in excess of hours used, (2) an amount equal to the lesser of the cash compensation forfeited due to the salary cap and the value of paid time off that the executive used, and (3) any increase in the executive’s rate of pay during the fiscal year applied to paid time off hours earned but not yet used from prior years. Ms. Flanagan used 100% of her benefit hours earned during fiscal year 2016.

Equity incentives. Each of our named executive officers other than Mr. Gallo received a leadership grant of stock options to purchase 4,500 shares in connection with our annual grant process on May 13, 2016. Mr. Gallo received a leadership grant of stock options to purchase 4,250 shares. Also in connection with our annual grant process, our named executives other than Mr. Buechel (who had not been with the Company long enough to qualify for a service hour grant) received a grant of options on May 13, 2016 based on his or her years of service with the Company in the following amounts; Mr. Robb received options to purchase 314 shares; Mr. Gallo received options to purchase 239 shares; Ms. Flanagan received options to purchase 308 shares; and Mr. Lannon received options to purchase 247 shares. In addition, Mr. Buechel received options to purchase 50,000 shares on November 6, 2015 in connection with his promotion to Executive Vice President.

Leadership Change Announced in Fiscal Year 2017

On November 2, 2016, the Company entered into a Separation, Advisory, and Noncompetition Agreement with Walter Robb. The Separation, Advisory, and Noncompetition Agreement provides for Mr. Robb’s resignation as Co-Chief Executive Officer, effective as of December 31, 2016, and his provision of advisory services to the Company during the period commencing on January 1, 2017 and ending on September 24, 2017 (i.e., the last day of the Company’s 2017 fiscal year) (which we refer to as the “advisory period”). The Separation, Advisory, and Noncompetition Agreement includes a confidentiality covenant and a 30-month post-resignation noncompetition covenant in favor of the Company, among other covenants.

Under the Separation, Advisory, and Noncompetition Agreement, Mr. Robb will be entitled to receive, among other things, (a) an advisory fee for his services during the advisory period equal to the salary cap for the 2017 fiscal year ($750,000 of which will be payable in biweekly installments and the balance, if any, of which will be payable following determination of the cap for the 2017 fiscal year); (b) an aggregate fee of $10 million for agreeing to the noncompetition covenant set forth in the Separation, Advisory, and Noncompetition Agreement; (c) a lump sum cash payment in respect of health insurance premiums payable by Mr. Robb between July 2018 and the month he attains age 65; (d) a lifetime discount card for purchases made at Company stores; and (e) reimbursement for relocation of Mr. Robb’s personal possessions from Mr. Robb’s Company office in Austin, Texas to California.

In connection with the foregoing, Mr. Robb’s existing Executive Retention Plan and Non-Compete Arrangement Agreement was amended to provide that Mr. Robb’s ownership and operation of a single retail store or coffee shop with his family in certain limited circumstances will not constitute a breach of Mr. Robb’s noncompetition obligations under that agreement. Upon his resignation, Mr. Robb will be entitled to receive the payments and benefits set forth in the Executive Retention Plan and Non-Compete Arrangement Agreement, subject to his compliance with the agreement.

Compensation Committee Report

The following Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

We have reviewed and discussed with management the forgoing Compensation Discussion and Analysis to be included in this Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

Compensation Committee (as of September 25, 2016)

Mo Siegel (Chair)
Jonathan Sokoloff
Dr. Ralph Sorenson
Gabrielle Sulzberger

Summary Compensation Table for Fiscal Year 2016

The following table includes information concerning compensation for the one-year periods ended September 25, 2016, September 27, 2015 and September 28, 2014 in reference to our named executive officers. Cash compensation received by the named executive officer is found in the Salary, Bonus or Non-Equity Incentive Plan Compensation columns of this table. Total cash compensation received for each named executive officer in relation to each fiscal year is limited to the Company’s salary cap for such fiscal year, with some exceptions2, none of which have occurred in the last three years. For fiscal years 2016, 2015 and 2014, the salary cap was $796,300, $778,500 and $757,200, respectively.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Fiscal Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
	(1)(2)	(3)(4)	(5)	(5)	(6)(7)(8)	(9)
John Mackey – Chief Executive Officer
2016	$1	$—	$—	$—	$—	$—	$1
2015	1	—	—	—	—	—	1
2014	1	—	—	—	—	—	1
Walter Robb – Former Co-Chief Executive Officer
2016	501,110	—	—	38,208	295,190	57,772	892,280
2015	486,510	—	600,022	570,177	291,990	102,223	2,050,922
2014	472,350	59,840	1,000,013	968,161	225,010	38,207	2,763,581
A.C. Gallo – President and Chief Operating Officer
2016	501,110	—	—	35,629	295,190	50,312	882,241
2015	486,510	—	600,022	626,857	291,990	81,037	2,086,416
2014	472,350	59,840	1,000,013	967,817	225,010	87,021	2,812,051
Glenda Flanagan – Executive Vice President and Chief Financial Officer
2016	501,110	—	—	38,161	295,190	5,849	840,310
2015	486,510	—	300,039	456,642	291,990	5,803	1,540,984
2014	472,350	59,840	500,033	695,837	225,010	67,174	2,020,244
David Lannon – Executive Vice President of Operations
2016	501,110	—	—	37,677	295,190	62,902	896,879
2015	486,510	—	300,039	455,888	291,990	82,142	1,616,569
2014	472,350	59,840	500,033	695,620	225,010	58,793	2,011,646
Jason Buechel – Executive Vice President and Chief Information Officer
2016	501,110	—	—	425,701	295,190	40,378	1,262,379
2015	362,920	—	—	202,199	241,520	77,332	883,971

(1) Amounts shown in the Salary column of this table for fiscal year 2016 reflect each named executive officer’s annual rate of pay.

(2) Effective January 1, 2007, Mr. Mackey voluntarily reduced his annual salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards. In 2013, Mr. Mackey extended this election so that he would accrue no additional paid time off.

____________________

2 See footnote 1 in the Compensation Discussion and Analysis for a discussion of salary cap exceptions.

(3) Under the Bonus Plan, subject to the salary cap, any related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the qualitative portion of the Bonus Plan compensation is disclosed in this column (see the Non-Equity Incentive Plan Compensation column of this table for additional compensation under the quantitative portion of the Bonus Plan).

(4) For fiscal year 2016, the Compensation Committee did not award a qualitative portion of the bonus.

(5) Amounts represent grant date fair value. See Note 14 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 25, 2016 regarding assumptions underlying the valuation of equity awards.

(6) Under the Bonus Plan, subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. Based on the elements of this compensation structure and applicable disclosure rules, only the quantitative portion of the Bonus Plan compensation is disclosed in this column (see the Bonus column of this table for additional compensation under the qualitative portion of the Bonus Plan, if any).

(7) The amount shown in this column for fiscal year 2016 is the total amount paid under the Bonus Plan.

(8) For fiscal year 2016, the quantitative portion of the Bonus Plan was calculated to be $308,250. The portion of the Bonus Plan bonus disclosed in this column is the actual total cash paid under the Bonus Plan (see also the Bonus column of this table) after the application of the salary cap.

(9) The amounts in this column consist of benefit hours accumulated during the fiscal year (see the Registrant Contributions in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table); 401(k) match payments, which are available to all team members; and dividends on restricted stock paid in the fiscal year. For fiscal year 2016, the amounts in this column represent (i) dividends on restricted stock paid in the fiscal year in the following amounts: $27,816 for each of Mr. Robb and Mr. Gallo, $5,692 for each of Ms. Flanagan and Mr. Lannon and $1,597 for Mr. Buechel; (ii) benefit hours accumulated during the fiscal year in the following amounts: $29,799 for Mr. Robb, $22,339 for Mr. Gallo, $57,053 for Mr. Lannon and $38,624 for Mr. Buechel; and (iii) $157 in 401(k) match payments for each executive other than Mr. Mackey. Ms. Flanagan used 100% of the benefit hours earned during fiscal year 2016, thus her amount in this column does not reflect any increase for accumulated benefit hours.

Grants of Plan-Based Awards for Fiscal Year 2016

					All Other	All Other
		Estimated Future Payouts Under			Stock	Option
		Non-Equity Incentive Plan			Awards:	Awards:		Grant Date
		Awards			Number of	Number of	Exercise or	Fair Value
					Shares of	Securities	Base Price	of Stock
	Grant				Stock or	Underlying	of Option	and Option
Name	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
			(2)			(3)		(4)
John Mackey(1)			$—		—	—	$—	$—
Walter Robb			295,190
	5/13/2016				—	4,500	30.30	35,716
	5/13/2016				—	314	30.30	2,492
A.C. Gallo			295,190
	5/13/2016				—	4,250	30.30	33,732
	5/13/2016				—	239	30.30	1,897
Glenda			295,190
Flanagan
	5/13/2016				—	4,500	30.30	35,716
	5/13/2016				—	308	30.30	2,445
David Lannon			295,190
	5/13/2016				—	4,500	30.30	35,716
	5/13/2016				—	247	30.30	1,961
Jason Buechel			295,190
	11/6/2015				—	50,000	31.11	389,985
	5/13/2016				—	4,500	30.30	35,716

(1) Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or option awards.

(2) The Bonus Plan has a qualitative discretionary component (see the Bonus column of the Summary Compensation Table) and a quantitative component, which is described here. The quantitative component of the Bonus Plan does not provide for threshold or maximum payment amounts, except that the payment may be limited due to the salary cap. Specified targets under the quantitative portion of the Bonus Plan are described above under the heading “Cash Compensation: What Our Compensation Program Is Designed to Reward.” The amount disclosed as the “target” under the quantitative portion of the Bonus Plan for fiscal year 2016 is a representative amount. This disclosed figure was determined by calculating the difference between the executives’ base salary and the salary cap. Each named executive officer’s compensation under the Bonus Plan for fiscal year 2016 is subject, together with base salary, to the salary cap described in the “Compensation Discussion and Analysis” section above.

(3) Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

(4) See Note 14 to the consolidated financial statements in the Company’s Annual Report for the fiscal year ended September 25, 2016 regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards Value at Fiscal Year-End 2016

The following table includes certain information with respect to the value of all restricted stock and unexercised options previously awarded to the named executive officers as of the fiscal year ended September 25, 2016. The number of restricted stock and options held at September 25, 2016 includes awards granted under the Whole Foods Market, Inc. 2009 Stock Incentive Plan.

		Option Awards					Stock Awards
		Number of Securities
		Underlying Unexercised					Shares or Units of Stock
		Options					That Have Not Vested
					Option
				Option	Expiration			Market
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date		Number	Value
			(1)				(2)
John Mackey		—	—	$—			—	$—
Walter Robb	5/14/2010	72,700	—	20.42	5/14/2020	(3)
	5/13/2011	9,442	—	31.25	5/13/2018
	2/10/2012	20,000	—	40.81	2/10/2019
	5/11/2012	9,368	—	44.27	5/11/2019
	12/4/2012	15,000	5,000	46.04	12/4/2019
	2/21/2013	8,388	23,212	42.47	2/21/2020		26,362	751,844
	5/31/2013	3,521	1,173	51.86	5/31/2020
	2/14/2014	25,000	25,000	52.25	2/14/2021		9,569	272,908
	5/16/2014	2,375	2,374	37.91	5/16/2021
	2/13/2015	7,500	22,500	56.15	2/13/2022		8,015	228,588
	5/13/2016	—	4,814	30.30	5/13/2023
A.C. Gallo	5/14/2010	94	—	20.42	5/14/2017
	5/14/2010	43,054	—	20.42	5/14/2020	(3)
	5/13/2011	9,392	—	31.25	5/13/2018
	2/10/2012	20,000	—	40.81	2/10/2019
	5/11/2012	9,412	—	44.27	5/11/2019
	12/4/2012	15,000	5,000	46.04	12/4/2019
	2/21/2013	8,588	23,212	42.47	2/21/2020		26,362	751,844
	5/31/2013	3,536	1,178	51.86	5/31/2020
	2/14/2014	25,000	25,000	52.25	2/14/2021		9,569	272,908
	5/16/2014	2,362	2,360	37.91	5/16/2021
	2/13/2015	7,500	22,500	56.15	2/13/2022		8,015	228,588
	5/15/2015	1,183	3,548	43.08	5/15/2022
	5/13/2016	—	4,489	30.30	5/13/2023

Glenda Flanagan	5/14/2010	8,842	—	20.42	5/14/2017
	5/14/2010	33,500	16,500	20.42	5/14/2020
	5/13/2011	9,450	—	31.25	5/13/2018
	2/10/2012	20,000	—	40.81	2/10/2019
	5/11/2012	9,372	—	44.27	5/11/2019
	12/4/2012	15,000	5,000	46.04	12/4/2019
	5/31/2013	3,521	1,173	51.86	5/31/2020
	2/14/2014	17,500	17,500	52.25	2/14/2021	4,785	136,468
	5/16/2014	2,374	2,372	37.91	5/16/2021
	2/13/2015	5,250	15,750	56.15	2/13/2022	4,008	114,308
	5/15/2015	1,201	3,600	43.08	5/15/5022
	5/13/2016	—	4,808	30.30	5/13/2023
David Lannon	5/14/2010	4,400	6,600	20.42	5/14/2020
	5/13/2011	4,702	—	31.25	5/13/2018
	5/11/2012	59,422	—	44.27	5/11/2019
	12/4/2012	15,000	5,000	46.04	12/4/2019
	5/31/2013	3,540	1,180	51.86	5/31/2020
	2/14/2014	17,500	17,500	52.25	2/14/2021	4,785	136,468
	5/16/2014	2,365	2,364	37.91	5/16/2021
	2/13/2015	5,250	15,750	56.15	2/13/2022	4,008	114,308
	5/15/2015	1,185	3,553	43.08	5/15/2022
	5/13/2016	—	4,747	30.30	5/13/2023
Jason Buechel	5/31/2013	40,875	13,625	51.86	3/31/2020
	2/14/2014	10,000	10,000	52.25	2/14/2021	2,392	68,220
	5/16/2014	2,250	2,250	37.91	5/16/2021
	2/13/2015	3,000	9,000	56.15	2/13/2022
	5/15/2015	1,175	3,525	43.08	5/15/2022
	11/6/2015	—	50,000	31.11	11/6/2022
	5/13/2016	—	4,500	30.30	5/13/2023

(1) Other than grants made on May 14, 2010 that expire in 2020 and the grants made on February 21, 2013, options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. Grants made on May 14, 2010 that expire in 2020 become exercisable in nine equal installments each year beginning on the first anniversary of the grant date. The February 21, 2013 grant to Mr. Robb becomes exercisable as follows: the options became exercisable with respect to 650 shares on the second anniversary of the date of grant; and become exercisable with respect to 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant and 7,736 shares on the sixth anniversary of the date of grant. The February 21, 2013 grant to Mr. Gallo becomes exercisable as follows: the options became exercisable with respect to 850 shares on the second anniversary of the date of grant; and become exercisable with respect to 7,738 shares on each of third, fourth and fifth anniversaries of the date of grant and 7,736 shares on the sixth anniversary of the date of grant.

(2) Other than with respect to the February 21, 2013 grant to Mr. Robb and Mr. Gallo, restricted stock vests in four equal installments each year beginning on the first anniversary of the grant date. Mr. Robb’s February 21, 2013 restricted stock grant vests as follows: 650 shares vested on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant. Mr. Gallo’s February 21, 2013 restricted stock grant vests as follows: 1,050 shares vested on the second anniversary of the date of grant; 8,788 shares vest on each of the third, fourth and fifth anniversaries of the date of grant; and 8,786 shares vest on the sixth anniversary of the date of grant.

(3) In February 2013 Mr. Robb and Mr. Gallo rescinded a portion of these options in the following amounts: options with respect to 67,300 shares for Mr. Robb and options with respect to 67,946 shares for Mr. Gallo. The rescinded portions are not included in the amounts shown in the table.

Option Exercises and Stock Vested for Fiscal Year 2016

The following table includes certain information with respect to the options exercised by the named executive officers and restricted stock awards vesting during the fiscal year ended September 25, 2016.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
Name	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
John Mackey	—	$—	—	$—
Walter Robb	—	—	16,245	504,412
A.C. Gallo	—	—	16,245	504,412
Glenda Flanagan	—	—	3,728	114,263
David Lannon	—	—	3,728	114,263
Jason Buechel	—	—	1,196	36,657

Non-Qualified Deferred Compensation for Fiscal Year 2016

The table below provides information concerning the benefit hours related to accrued paid vacation and other personal time for each of our named executive officers during the fiscal year ended September 25, 2016.

Upon termination of employment, all team members are entitled to receive a lump sum payment for unused benefit hours, and in such year of termination of employment, total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 25, 2016, in addition to other benefits discussed herein, each executive would have been entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End column of this table.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
		(1)		(2)	(3)
John Mackey	$—	$—	$—	$—	$456,269
Walter Robb	—	29,799	—	—	716,319
A.C. Gallo	—	22,339	—	—	563,116
Glenda Flanagan	—	—	—	74,174	475,725
David Lannon	—	57,053	—	—	432,696
Jason Buechel	—	38,624	—	—	151,832

(1) Reflects the net increase in amount from last fiscal year, including: (a) any paid time off hours credited this year in excess of hours used; and (b) any increase in executives’ rates of pay during the fiscal year applied to paid time off hours earned but not yet used from prior years. Amounts reported in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(2) Reflects the net decrease from last fiscal year in paid time off used in excess of hours earned.

(3) Amounts are calculated using paid time off hours earned at the executives’ 2016 rate of pay of $240.92 per hour ($214.06 per hour for Mr. Mackey, who in fiscal year 2013 elected to accrue no additional paid time off), as follows: Mr. Mackey 2,132 hours paid time off; Mr. Robb 2,973 hours; Mr. Gallo 2,337 hours; Ms. Flanagan 1,975 hours; Mr. Lannon 1,796 hours; and Mr. Buechel 630 hours. Amounts in this column were also reported in the “All Other Compensation” column of the Summary Compensation Table in previous fiscal years.

Potential Payments on Termination/Change of Control

2010 Executive Retention Plan and Non-Compete Arrangement

During fiscal year 2010, the Company entered into agreements pursuant to our Executive Retention Plan (which we refer to as the “Plan”) with Mr. Robb, Mr. Gallo, Ms. Flanagan and Mr. Lannon. During fiscal year 2015, the Company entered into an agreement pursuant to the Plan with Mr. Buechel. In keeping with his voluntary decision to reduce his annual salary to $1 and forgo earning any future cash compensation, stock awards and options awards, Mr. Mackey opted not to execute such agreement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement under the heading Leadership Change Announced in Fiscal Year 2017, Mr. Robb resigned effective December 31, 2016. SEC rules require that we describe in this section the potential payments that he would have received upon a termination or change of control that was effective on the last day of fiscal year 2016. Accordingly, for Mr. Robb, this section describes the arrangement that was in place on September 26, 2016 and not the arrangement that was announced by the Company on November 2, 2016.

Non-Compete and Non-Solicitation Portion of Arrangement

Pursuant to these agreements, if at any time one of the above-named executive’s employment is terminated other than for “cause” (as defined in the Plan), death or disability, and if within 45 days of such termination, the executive signs a release and continues compliance with the confidentiality, non-compete, non-solicitation, non-disparagement and other restrictions of the Plan, then the executive will receive the following from the Company:

●	up to a designated amount, for a maximum of five years, paid in equal semiannual installments;
●

other than with respect to the stock options granted on May 13, 2016, all stock options will vest and become immediately exercisable and remain exercisable until the earlier of the fifth anniversary of termination or the original expiration date of the stock option;

●	restricted stock will vest; and
●	reimbursement by the Company of COBRA premiums paid by the named executive.

With respect to the stock options granted on May 13, 2016 and subject to the executive signing the release, in the case of a termination other than for cause, death or disability, the options will continue to vest on their original vesting dates only so long as the executive complies with the terms of his or her separation agreement (including any restrictive covenants).

The confidentiality and non-disparagement restrictions are of unlimited duration. The non-compete and non-solicitation restrictions apply for a period of five years following the termination of the named executive’s employment.

If one of the above-named executive’s (other than Walter Robb) employment is voluntarily terminated by such person for a reason other than a “good reason” (as defined in the Plan), “disability” (as defined in the Plan) or death, the Plan provides that the benefits described above shall not be paid, but instead are subject to future negotiation between either one of the two Co-Chief Executive Officers of the Company and the named executive except as follows. Under the Plan, in the event either of the two Co-Chief Executive Officers of the Company are involuntarily terminated or if both of the Co-Chief Executive Officers die and/or otherwise terminate employment with the Company within 45 days of each other and the named executive subsequently terminates employment with the Company, the benefits described in the bullets above will be payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment shall not exceed $800,000 for A.C. Gallo, nor $600,000 for Glenda Flanagan, nor $400,000 for David Lannon or Jason Buechel, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following dates, the amount of the semiannual non-compete payment negotiated for each executive officer, other than Mr. Robb and Mr. Buechel, shall not be less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%; and as of October 1, 2016, 100%. Accordingly, the maximum semi-annual non-compete payment is now fully vested for these executives. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following dates, the amount of the semiannual non-compete payment negotiated for Mr. Buechel shall not be less than the specified percentage of the $400,000 maximum amount set forth above: as of October 1, 2016, 20%; as of October 1, 2017, 40%; as of October 1, 2018, 60%; as of October 1, 2019, 80%; and as of October 1, 2020, 100%.

Under the Plan, if Walter Robb’s employment was voluntarily terminated by him for a reason other than a good reason, disability or death, the benefits described in the bullets above would not have been paid, but instead would have been subject to future negotiation between him and John Mackey except as follows. In the event that Mr. Mackey had died or terminated employment with the Company for any reason and Walter Robb subsequently terminated his employment with the Company, the benefits described above would have been payable. In the case of the negotiation of benefits due to a voluntary termination without good reason, the semiannual non-compete payment, if any, would not have exceeded $800,000 for Walter Robb, adjusted to reflect the increase, if any, in the Consumer Price Index. In the case of the negotiated benefits due to a voluntary termination without good reason, as of the following dates, the amount of the semiannual non-compete payment negotiated would not have been less than the specified percentage of the maximum amount set forth in the preceding sentence: as of October 1, 2012, 20%; as of October 1, 2013, 40%; as of October 1, 2014, 60%; as of October 1, 2015, 80%; and as of October 1, 2016, 100%. Accordingly, the maximum amount of Mr. Robb’s semiannual non-compete payment became fully vested on October 1, 2016.

In the case of the above-named executive’s termination due to death or disability, under the Plan, the executive or his or her estate will receive the payments and benefits that would be due upon a termination by the Company without cause, the release will be deemed to have been signed, and the executive will be deemed to have complied with the confidentiality provisions and restrictive covenants.

If a termination of the executive’s employment, not by the executive and other than for cause, had occurred as of September 25, 2016, and if the executive elected or was deemed to comply with non-compete and other material provisions, we estimate the value of the benefits described above would have been as follows:

		Accelerated or		Monthly
	Semiannual	Continued	Accelerated	Reimbursement
	Payment	Vesting of Stock	Vesting of	of COBRA
Named Executive Officer	Amount	Options	Restricted Stock	Premiums
	(1)	(2)	(3)	(4)
Walter Robb	$800,000	$—	$1,253,340	$272
A.C. Gallo	800,000	—	1,253,340	971
Glenda Flanagan	600,000	133,650	250,776	231
David Lannon	400,000	53,460	250,776	741
Jason Buechel	400,000	—	68,220	260

(1) Paid in equal semiannual installments for a maximum of five years, subject to executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire five-year period, the total amount payable would be: $8,000,000 for Mr. Robb; $8,000,000 for Mr. Gallo; $6,000,000 for Ms. Flanagan; $4,000,000 for Mr. Lannon; and $4,000,000 for Mr. Buechel. The executives would receive an additional semiannual payment reflecting the increase in the Consumer Price Index between the date of the executive’s agreement under the Plan and the month preceding his or her termination date. For a September 25, 2016 termination date, each additional semiannual payment would range in amount from $19,205 to $38,410 for executive officers other than Mr. Buechel. Mr. Buechel entered into an agreement which was effective on September 26, 2015, and his additional semiannual payment would be $4,882.

(2) Reflects the value of options that would accelerate and vest or would continue to vest, in each case based upon the Company’s stock price on the last trading day of the fiscal year of $28.52 minus the exercise price of such options.

(3) Reflects the value of restricted stock that would accelerate and vest based upon the Company’s stock price on the last trading day of the fiscal year of $28.52.

(4) Paid monthly for a maximum of 18 months, subject to the executive’s continued compliance with non-compete and other material provisions of the Plan. Assuming the executive complied with such restrictions for the entire 18-month period, the total amount payable would be: $4,896 for Mr. Robb; $17,478 for Mr. Gallo; $4,158 for Ms. Flanagan; $13,338 for Mr. Lannon; and $4,680 for Mr. Buechel.

Change of Control Portion of Arrangement

These agreements also provide that for the two-year period following a change of control:
●

the named executives’ annual base salary will be at least equal to 26 times the highest bi-weekly base salary rate applicable to the executive in the one-year period immediately preceding the month in which the change of control occurs;

●

the named executive’s annual bonus will be calculated according to the formula used to calculate the executive’s last annual bonus paid prior to the change of control (unless any comparable bonus under the Company’s successor plan would result in a higher payment to the executive);

●

the named executive will be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to similarly titled persons of the Company or affiliated companies, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such plans, practices, policies and programs as in effect prior to the change of control or, if more favorable, those provided generally at any time after the date of the change of control;

●

the named executive will be eligible to participate in the Company’s medical, dental, disability, life and other insurance programs, in each case not less favorable, in the aggregate, than the most favorable of those provided by the Company and affiliated companies for such persons under such programs as in effect prior to the change of control or, if more favorable, those provided generally at any time after the date of the change of control; and

●

the named executive will receive certain other benefits consistent with those provided prior to the change of control or, if more favorable, such benefits as provided generally at any time after the date of the change of control.

If a change of control had occurred as of September 25, 2016 and the executives continued in the employ of the Company for the two-year period, we estimate the value of the benefits described above would have been as follows:

			Participation in	Participation in
			Incentive and	Insurance
Named Executive Officer	Salary	Bonus	Retirement Plans	Programs	Other Benefits
	(1)	(2)			(3)
Walter Robb	$1,002,220	$590,380	$—	$6,648	$6,025
A.C. Gallo	1,002,220	590,380	—	28,288	6,025
Glenda Flanagan	1,002,220	590,380	—	5,548	6,025
David Lannon	1,002,220	590,380	—	23,767	6,025
Jason Buechel	1,002,220	590,380	—	6,237	6,025

(1) Calculated as two times the current base salary.

(2) Calculated as approximately two times the bonus amount payable under the Bonus Plan for fiscal year 2016, starting with the salary cap and deducting the fiscal year 2016 base salary amount.

(3) Figure represents an estimate of certain other benefits that might be provided after the date of the change of control.

In addition, during such two-year period, if a named executive officer is terminated other than for cause or if a named executive officer voluntarily terminates employment with good reason (collectively an “involuntary termination”) or dies, then the named executive officer or his or her estate or beneficiaries, as applicable, will be entitled to receive from the Company a lump sum amount equal to three times the sum of (a) the executive’s annual base salary and (b) the average of the last three bonuses paid to the executive. If a change of control and involuntary termination or death of the named executive officers had occurred as of September 25, 2016, we estimate the value of this lump sum amount would have been as follows:

Lump Sum
Severance
Named Executive Officer	Payment
(1)
Walter Robb	$2,375,400
A.C. Gallo	2,375,400
Glenda Flanagan	2,375,400
David Lannon	2,375,400
Jason Buechel	2,309,600

(1) Payment is based on three times the sum of (a) the named executive’s annual base salary and (b) the average of the last three bonuses paid to the executive calculated by starting with the applicable salary cap in each year and deducting the executive’s annual base salary for the year.

In addition to the payments above, each of the named executive officers is entitled to a payout of his or her balance found in the Non-Qualified Deferred Compensation table in the Aggregate Balance at Last Fiscal Year End column.

1991 Retention Agreement

In 1991, the Company entered into a retention agreement with Mr. Mackey. This agreement provides for certain benefits upon an involuntary termination of employment, other than for cause, after a “Triggering Event.” A Triggering Event includes (1) a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or (2) the sale of all or substantially all of the Company’s assets. The benefits to be received by Mr. Mackey if his employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to the executive’s then-current annual salary and prior year’s bonus; continuation of life, health and disability benefits for one year after the termination of employment; and the immediate vesting of any outstanding stock options granted to such executive officer with up to six months to exercise.

If a Triggering Event and an involuntary termination of employment other than for cause had occurred as of September 25, 2016, we estimate the value of the benefits under the Retention Agreement would have been as follows:

	Lump Sum	Continuation of	Accelerated
	Severance	Insurance	Vesting of Stock
Named Executive Officer	Payment	Benefit	Options
(1)
John Mackey	$1	$7,767	$—

(1) Payment based on Mr. Mackey’s fiscal year 2016 salary of $1 plus receipt of no bonus under the Bonus Plan.

In addition to the payments above, Mr. Mackey is entitled to a payout of his balance found in the Non-Qualified Deferred Compensation table in the Aggregate Balance at Last Fiscal Year End column.

PROPOSAL 4 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditor for fiscal year 2017. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young will be present at the 2017 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they so desire, and will be available to respond to appropriate questions.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 2017.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Independent Public Accountants

Ernst & Young LLP has served as our independent auditor since April 2001. Ernst & Young has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 25, 2016. Our Audit Committee has appointed Ernst & Young as our independent auditor for fiscal year 2017.

The following table presents aggregate fees billed to the Company for services rendered by Ernst & Young for fiscal years ended September 25, 2016 and September 27, 2015 (in thousands):

	2016	2015
Audit fees	$2,185	$2,004
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$2,185	$2,004

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees. In fiscal years 2016 and 2015, audit fees consist of fees paid for the annual audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and of the Company’s internal control over financial reporting, review of the Company’s consolidated financial statements included in the quarterly reports on Form 10-Q, and consents and review of other documents filed with the Securities and Exchange Commission.

Audit-Related Fees. We did not engage Ernst & Young for audit-related services in fiscal year 2016 or 2015.

Tax Fees. We did not engage Ernst & Young for tax compliance matters in fiscal year 2016 or 2015.

All Other Fees. We did not engage Ernst & Young for other services in fiscal year 2016 or 2015.

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by Ernst & Young for fiscal years 2016 and 2015 were approved in accordance with the Audit Committee’s pre-approval guidelines.

Audit Committee Report

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the Securities Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended September 25, 2016. We also reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 25, 2016, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent registered public accounting firm by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. We have also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2016 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2016.

Audit Committee (as of September 25, 2016)

Gabrielle Sulzberger (Chair)
Dr. John Elstrott
Hass Hassan
Jonathan Seiffer
Mo Siegel

PROPOSAL 5 – SHAREHOLDER PROPOSAL REGARDING REVISIONS TO THE COMPANY’S PROXY ACCESS BYLAW

We received a formal shareholder proposal. The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held of/by the person submitting this proposal (to whom we refer as the “Proponent”) upon receiving an oral or written request from such shareholder made to Company counsel, via phone at 512-542-0676, or via email at proxy.information@wholefoods.com. Proponent has furnished evidence of ownership of no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, this proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Proposal 5 - Shareholder Proxy Access Amendment

RESOLVED: Shareholders of Whole Foods Market, Inc. (the “Company”) ask the board of directors (the “Board”) to amend its “Proxy Access for Director Nominations” bylaw, and any other associated documents, to include essential elements for substantial implementation to better facilitate meaningful proxy access by more shareholders as follows:

1.	The number of “Shareholder Nominees” eligible to appear in proxy materials shall be 25% of the directors then serving or 2, whichever is greater. Current bylaws restrict Shareholder Nominees to 20% of directors. Under the current 11-member board, this change would have no immediate impact but could ensure shareholders a meaningful proportion of representation if the number of directors changes.
2.	No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% “Required Ownership Percentage” for an “Eligible Shareholder.” Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria at most of companies examined by the Council of Institutional Investors. Allowing an unlimited number of shareholders to aggregate shares will facilitate greater participation by individuals and institutional investors in meeting the “Required Ownership Percentage” of 3%.
3.	No limitation shall be imposed on the re-nomination of “Shareholder Nominees” based on the number or percentage of votes received in any election. Such limitations do not facilitate the shareholders’ traditional state law rights and add unnecessary complexity

Supporting Statement:

The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/ doi/pdf/10.2469/ccb. v2014.n9.1) a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Proxy Access Best Practices
(http://www.cii.org/files/publications/misc/08_05_15_Best%20Practices%20-%20Proxy%20Access.pdf) by the Council of Institutional Investors, “highlights the most troublesome provisions” in recently implemented proxy access bylaws.

Although the Company’s board adopted a proxy access bylaw in June 2016, it contains troublesome provisions, as addressed above, that significantly impair the ability of shareholders to participate as Eligible Shareholders, the ability of Shareholder Nominees to effectively serve if elected, and the ability of Shareholder Nominees to run again if they receive less than 25% of the vote. Adoption of all the requested amendments would largely remedy these issues and would better ensure meaningful proxy assess is eligible to more shareholders.

Increase Shareholder Value
Vote for Shareholder Proxy Access Amendment - Proposal 5

OUR STATEMENT IN OPPOSITION

Our Board of Directors has carefully considered this proposal and recommends a vote against it. As discussed below, the Company implemented proxy access for its shareholders in 2015. At our 2016 Annual Meeting, shareholders voted against a proxy access proposal from the Proponent, which generally included all three of the elements in the Proponent’s current proposal. Our Board of Directors continues to believe that the form of proxy access it has implemented is most meaningful and appropriate for the Company and all shareholders.

Our Board of Directors Adopted Proxy Access for the Benefit of All Shareholders.

Based upon our Board of Director’s assessment of the relative advantages and disadvantages to shareholders and the Company of the various proxy access formulations, along with feedback from many of our large shareholders, our Board of Directors amended the bylaws of the Company in June 2015 to implement proxy access.

Under the Company’s form of proxy access, any shareholder or group of up to 20 shareholders that beneficially owns at least three percent of our outstanding common stock continuously for three years is permitted to nominate candidates for election to the Board of Directors and to require the Company to list such nominees along with the board’s nominees in the Company’s proxy statement. The qualifying shareholder or group of shareholders may nominate up to 20 percent of the board, rounding down to the nearest whole number of board seats, under the proxy access provisions of the bylaws.

The Proposal’s Allowance to Nominate Up to 25 Percent of the Board May Result in Excessive Disruption to the Board and Reduce the Board’s Effectiveness.

Consistent with the best practices of many other public companies, the Company’s form of proxy access limits the maximum number of directors who could be nominated through proxy access to 20 percent of the board (two seats on a board of 12).

The Nominating and Governance Committee has an important role in considering the effectiveness of our Board of Directors and in identifying nominees who possess a combination of knowledge, experience, skills and diversity required for the board to fulfill its duties. The Nominating and Governance Committee also considers whether a candidate would contribute to an effective and well-rounded and diverse board that operates openly and collaboratively and represents the best interests of all shareholders, and not just those with a special interest, including interests unrelated to long-term shareholder value. With respect to nominations through proxy access, however, the Nominating and Governance Committee is unable to consider those factors. Permitting up to 20 percent of the board to be open to proxy candidates is an appropriate balance that respects shareholders’ concerns about board accountability and gives proxy nominees a meaningful voice on the board, while minimizing the potential for abuse and frequent turnover, which could disrupt the board’s effectiveness.

The Proposal Places No Limit on the Number of Shareholders Who Can Assemble as a Group to Establish the Ownership Threshold Required to Make a Proxy Access Nomination, Which May Result in Excessive Administrative Burden and Expense for the Company.

Consistent with the best practices of many other public companies, and in keeping with the limit endorsed by many institutional shareholders, our proxy access right limits the number of shareholders who can assemble as a group to 20 holders of record. Allowing a limited number of holders to act as a group strengthens the principle that we believe is shared by most of our shareholders: that the right to nominate a director using the Company’s proxy statement should be available only for those who have a sufficient financial stake in the Company to cause their interests to be aligned with the interests of our shareholders as a whole.

We believe that a reasonable limitation should be established to reduce administrative costs for the Company and help reduce the risk of abuse of proxy access rights by shareholders with a special interest, including interests unrelated to long-term shareholder value. In the absence of a reasonable limitation on the number of shareholders in a group, the Company could be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of individuals participating in a nomination in order to verify their required share ownership, which could impede the exercise of proxy access rights by other shareholders.

The Proposal Allows Shareholders Using Proxy Access to Re-Nominate Proxy Access Candidates Who Did Not Receive Meaningful Support for Election, which Undermines our Shareholders.

Our amended bylaws implementing proxy access provide that a candidate who does not receive more than 25 percent of shares voted may not be nominated as a proxy access candidate for the following two years. This provision is designed solely to prevent shareholders from abusing the proxy access process, putting the Company and other shareholders through the expense and effort of responding consecutively to proxy access for a particular candidate whom shareholders did not elect.

We Have an Established Record of Best Governance Practices and are Responsive to Shareholders.

In addition to the proxy access provisions in the Company’s bylaws, there are a number of other key protections currently in place for shareholders of the Company, including:
●	Any shareholder may nominate directors pursuant to the Company’s bylaws and solicit proxies for director nominees under federal proxy rules;
●	Any shareholder may submit proposals for consideration at the Company’s annual meeting and for inclusion in the Company’s proxy statement, subject to certain conditions and SEC rules and regulations;
●	Shareholders representing 10 percent or more of outstanding shares can call a special meeting;
●	Under our current regime, shareholders may express their views on our executive compensation program through an annual “say-on-pay” vote;
●	We have majority voting and a director resignation policy, requiring directors to offer to resign if they fail to receive a majority of votes to be elected in an uncontested election;
●	10 of our 12 directors are independent under NASDAQ Listing Rules;
●	Shareholders have the right to propose director nominees to the Nominating and Governance Committee;
●	Shareholders may remove any or all directors, with or without cause, at a meeting held for that purpose;
●	Shareholders may fill board vacancies at a meeting held for that purpose; and
●	Shareholders have the right to communicate directly with the Board or with the independent directors serving on the Board.

For the foregoing reasons, our Board of Directors believes that our current proxy access right serves the best interests of our shareholders and that the proponent’s approach is not necessary or appropriate for the Company and recommends that shareholders vote AGAINST this proposal.

PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING FOOD WASTE REPORTING

We received a formal shareholder proposal. The Company will promptly provide to any shareholder the name, address and number of the Company’s voting securities held of/by the person submitting this proposal (to whom we refer as the “Proponent”) upon receiving an oral or written request from such shareholder made to Company counsel, via phone at 512-542-0676, or via email at proxy.information@wholefoods.com. Proponent has furnished evidence of ownership of no less than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to the date the proposal was submitted. The Proponent’s proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s proposal and supporting statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.
Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, this proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Food Waste

Whereas:

40% of food produced in the U.S. goes uneaten, costing the American economy $218 billion per year, or 1.3% of GDP.

Food decomposing in landfills emits approximately 23% of U.S. methane emissions, a greenhouse gas 84 times as potent as C02. Production of uneaten food consumes 21% of U.S. freshwater, 19% of fertilizer and 18% of cropland. If global food waste were a country, its emissions would be 3rd, behind only China and the United States.

Nearly 50 million Americans, including 16 million children, are food insecure; reducing food waste by just 15% could feed 25 million people every year.

Some grocery retailers are taking action to capitalize on related financial opportunities. Stop & Shop saved an estimated $100 million annually by reducing losses of perishables while providing items that were 3 days fresher on average. Price Chopper reduced bakery item losses by $2 million in one year, while increasing sales by 3%.

The 400 members of The Consumer Goods Forum have committed to halve food waste by 2025. Safeway, Publix and Kroger have joined the Food Waste Reduction Alliance and have provided comprehensive, metrics-based disclosure on their food waste management efforts.

While WFM provides anecdotal evidence of its food waste reduction efforts in select stores, it has yet to report on its food waste management strategy or disclose current, company-wide data on food waste prevention or diversion.

Several states have laws that commonly require retailers to divert food waste from landfills, creating regulatory risk for those who lack adequate diversion strategies. Food waste related legislation has also been introduced in the U.S. Congress and the EPA announced a national target to reduce food waste 50 percent by 2030.

In addition, many non-governmental organizations are working to raise awareness of the impacts of food waste that may lead to negative media attention for retailers like WFM.

In light of these political and industry trends, we believe Whole Foods Market and its shareholders are positioned to benefit from a comprehensive approach to food waste prevention and strategic diversion that can cut costs, provide competitive advantage, strengthen brand reputation, save resources, help alleviate hunger and reduce greenhouse gas emissions.

Resolved: Shareholders request Whole Foods Market issue a report, at reasonable cost and omitting proprietary information, on company-wide efforts (above and beyond its existing reporting) to assess, reduce and optimally manage food waste.

Supporting Statement: Items to be covered in the report can include:

●	Results of audits to determine the causes, quantities and destinations of food waste
●	Estimated cost savings from optimized food purchasing, handling, and disposal
●	Prioritization of strategies based on EPA’s Food Recovery Hierarchy
●	Identification of additional revenue streams and possible tax benefits from new uses of previously wasted food
●	Time bound targets to reduce waste and progress towards meeting these targets.

OUR STATEMENT IN OPPOSITION

Our Board of Directors has carefully considered this proposal and, in light of our Company’s track record and demonstrated commitment to lessening the impact of our business operations on the environment, including the management of food waste, believes this proposal would result in additional labor and expense that would provide limited justifiable benefit.

The Company has been and remains committed to practicing and advancing various Green Mission initiatives, including diverting materials from community landfills. Unless located in a community that does not support recycling and composting, all of our stores are involved in a recycling program, and most participate in a composting program. Between our food bank partnerships, composting programs, and recycling efforts, more than 30 stores have received Zero Waste Certification from the U.S. Zero Waste Business Council, and we are committed to annually increasing that store count. To further our efforts, in 2016 we partnered with a national waste service and tracking provider and are in the process of implementing their management, tracking and reporting solution across the company.

Sustainability is a core value of the Company and our environmental commitment extends beyond food waste. In 2007, we introduced fiber packaging in many of our prepared foods departments as a compostable alternative to traditional petroleum, wood or tree-based materials. In 2008, we discontinued the use of disposable plastic grocery bags at the checkouts in all stores, and were the first national retailer to utilize Forest Stewardship Council certified paper bags originating from 100 percent post-consumer recycled fiber. We continue to actively work with our vendor partners to ensure more responsible product packaging, such as eliminating the use of Styrofoam. Additional information about our sustainability efforts is available on our website at http://www.wholefoodsmarket.com/mission-values/core-values/sustainability-and-our-future. For the foregoing reasons, our Board of Directors believes that this proposal is unnecessary and recommends that shareholders vote AGAINST this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2016 Related Party Transactions

During fiscal year 2016, the Company received lease payments totaling approximately $0.53 million from BookPeople, Inc. (“BookPeople”), a retailer of books and periodicals unaffiliated with the Company. Mr. Mackey and Ms. Flanagan, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock of BookPeople. BookPeople leases retail space from the Company at one of the Company’s Austin, Texas locations. The lease, which was entered into on December 31, 1993, provides for an aggregate annual minimum rent of approximately $0.5 million.

During fiscal year 2016, the Company made purchases totaling approximately $1.9 million from Willow Wood Partners One, LLC d/b/a New Barn, a company in which Ted Robb and Chris Robb, Walter Robb’s sons, have a collective ownership interest of approximately 25%. By way of background, the Company’s relationship with New Barn began from the Company’s Southern Pacific Region’s desire to sell an almond milk product with simple, quality ingredients at a desirable price point. The region believed that they found such a product from New Barn. Once this vendor was established, some other regions began purchasing this product to fill a market need. Walter Robb has no influence on the regions’ purchasing decisions with respect to the product; rather, the purchases were made in arm’s length transactions and reflect market prices. We believe that the Company currently makes up a significant portion of New Barn’s total sales.

In addition, during fiscal year 2016, the Company made purchases totaling approximately $66,260 from InHouse Creative, Inc., a media production company in which Ted Robb, Walter Robb’s son, has an ownership interest of approximately 55%.

Related Party Transactions in General

The Nominating and Governance Committee of the Board of Directors, pursuant to its written charter, generally is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Company’s Code of Business Conduct requires officers and directors to contact the chairperson of the Nominating and Governance Committee regarding potential conflicts of interest which would include potential related party transactions. The Nominating and Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Nominating and Governance Committee, the Company expects that the committee would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the committee would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2016 that was submitted to the Nominating and Governance Committee for approval as a “related party” transaction.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our voting securities for (i) each person beneficially owning more than 5% of the outstanding shares of any class of our voting securities, (ii) each director of the Company, (iii) our named executive officers, and (iv) all of our current directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. In the case of our directors and executive officers, the ownership levels are as of December 2, 2016. In the case of shareholders owning more than 5% of our shares, the ownership levels are as of the latest Form 13G or 13G/A filed with the Securities and Exchange Commission as of December 2, 2016.

	Common Stock
	Number of Shares
	Beneficially Owned	Percent of Class
The Vanguard Group(1)	24,552,616	7.71%
BlackRock, Inc.(2)	21,094,224	6.62%
Goldman Sachs Asset Management(3)	20,370,464	6.40%
Jason Buechel(4)	74,289	*
Mary Ellen Coe	—	*
Dr. John Elstrott(5)	89,446	*
Glenda Flanagan(6)	368,527	*
A.C. Gallo(7)	219,168	*
Hass Hassan(8)	55,821	*
Stephanie Kugelman(9)	44,427	*
David Lannon(10)	131,650	*
John Mackey(11)	979,967	*
Walter Robb(12)	338,977	*
Jonathan Seiffer(13)	194,754	*
Mo Siegel(14)	54,332	*
Jonathan Sokoloff(15)	950,224	*
Dr. Ralph Sorenson(16)	74,245	*
Gabrielle Sulzberger(17)	75,178	*
Kip Tindell(18)	98,596	*
Including indirect beneficial ownership,
all directors and officers as a group(19)	4,164,045	1.30%

* Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock. Each of our executive officers and directors may be contacted at 550 Bowie Street, Austin, Texas 78703.

(1) Based upon the report on Form 13G/A, filed with the Securities and Exchange Commission on February 11, 2016. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Form 13G/A reported sole voting power over 648,271 shares, shared voting power over 36,000 shares, sole dispositive power over 23,867,892 shares and shared dispositive power over 684,724 shares.

(2) Based upon the report on Form 13G/A, filed with the Securities and Exchange Commission on February 10, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The Form 13G/A reported sole voting power over 18,000,226 shares, shared voting power over none of the shares, sole dispositive power over 21,094,224 shares and shared dispositive power over none of the shares.

(3) Based on the report on Form 13G, filed with the Securities and Exchange Commission on February 2, 2016. The address of Goldman Sachs Asset Management is 200 West Street, New York, New York 10282. The Form 13G reported sole voting power over none of the shares, shared voting power over 18,278,596 shares, sole dispositive power over none of the shares and shared dispositive power over 20,370,464 shares.

(4) Includes 69,800 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(5) Includes 28,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(6) Includes 131,010 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes 20,000 shares beneficially owned by a family limited partnership for which Ms. Flanagan disclaims beneficial ownership.

(7) Includes 150,121 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(8) Includes 23,877 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(9) Includes 28,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(10) Includes 118,364 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(11) Includes 0 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes 100,000 shares beneficially owned by Mr. Mackey’s spouse for which Mr. Mackey disclaims beneficial ownership.

(12) Includes 178,294 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 14,921 shares of common stock subject to pledge, all of which Mr. Robb pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(13) Includes 19,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days, which amount includes 4,500 exercisable stock options held by Mr. Seiffer for the benefit of Leonard Green & Partners, L.P. (“LGP LP”). LGP LP separately holds a total of 2,280 shares of stock and 18,000 exercisable stock options in respect of Mr. Seiffer’s and Mr. Sokoloff’s service on our Board of Directors. These shares of stock and stock options held by LGP LP might be considered beneficially owned by Mr. Seiffer and are included in the table.

(14) Includes 28,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(15) Includes 19,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days, which amount includes 4,500 exercisable stock options held by Mr. Sokoloff for the benefit of LGP LP. Also includes 620,810 shares held by a limited liability company of which Mr. Sokoloff is the sole manager. Mr. Sokoloff owns 1% of the interests in the limited liability company, and a trust for certain of his family members owns the other 99%. These shares of stock held by the limited liability company might be considered beneficially owned by Mr. Sokoloff and are included in the table. LGP LP separately holds a total of 2,280 shares of stock and 18,000 exercisable stock options in respect of Mr. Sokoloff’s and Mr. Seiffer’s service on our Board of Directors. These shares of stock and stock options held by LGP LP might be considered beneficially owned by Mr. Sokoloff and are included in the table.

(16) Includes 28,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Also includes 1,867 shares held by a charitable trust over which Mr. Sorenson possesses voting and investment power.

(17) Includes 28,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Includes an aggregate of 12,448 shares of common stock subject to pledge, all of which Ms. Sulzberger pledged prior to the adoption of our current policy on hedging and pledging Company stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(18) Includes 28,377 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

(19) The 2,280 shares of stock and 18,000 exercisable stock options held by LGP LP in respect of Mr. Sokoloff’s and Mr. Seiffer’s service on our Board of Directors have only been counted once in this row and for purposes of this footnote. Amount shown includes 1,129,856 shares of common stock issuable upon exercise of outstanding stock options and any shares of which the individuals have the right to acquire beneficial ownership within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports for fiscal year 2016.

Deadlines for Submitting Shareholder Proposals

Pursuant to SEC Rule 14a-8, any proposal that a shareholder of the Company wishes to have considered in connection with the 2018 Annual Meeting of Shareholders must be submitted to the Corporate Secretary at our principal executive offices no later than September 6, 2017, and in accordance with related provisions of the Company’s current Bylaws.

Shareholder proposals submitted for consideration at the 2018 Annual Meeting of Shareholders but not submitted for inclusion in our Proxy Statement for our 2018 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our principal executive offices not later than 120 days prior to the anniversary of the date on which we mailed our proxy materials for our 2017 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8 or proxy access nominations, which are discussed below) must be received no later than September 6, 2017. However, if the date of the 2018 Annual Meeting is not within 30 days of February 17, 2018, notice by the shareholder of a proposal must be received not later than the close of business on the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is made.

Our Bylaws provide a proxy access right to permit a shareholder, or a group of up to 20 shareholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board of Directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. Under our Bylaws, compliant notice of proxy access director nominations for the 2018 Annual Meeting must be submitted to the Corporate Secretary at our principal executive offices no earlier than August 7, 2017 and no later than September 6, 2017 in order to be timely. However, if the date of the 2018 Annual Meeting is not within 30 days of February 17, 2018, compliant notice of proxy access director nominations for the 2018 Annual Meeting must be received not later than the close of business on the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is made.

Our Bylaws (and, with respect to Rule 14a-8 proposals, SEC Rule 14a-8) set forth the calculation of applicable deadlines (and certain other requirements) by which compliant notice of shareholder proposals and director nominations must be submitted in order to be timely. The summaries set forth above are qualified by our Bylaws and Rule 14a-8.

Multiple Shareholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver only one Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials, to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, to a shareholder at a shared address to which a single copy was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy in the future. Registered shareholders wishing to receive a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of annual report and other proxy materials, in the future or registered shareholders sharing an address wishing to receive a single copy in the future may contact Whole Foods Market, Inc., 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

WHOLE FOODS MARKET, INC.
550 BOWIE STREET
AUSTIN, TX 78703

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on February 16, 2017.

For participants in the Company's 401(k) plan, your proxy must be received by 11:59 P.M. (Eastern Time) on February 14, 2017.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the applicable cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E15908-P82873-Z68665	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHOLE FOODS MARKET, INC.
The Board of Directors recommends that you vote FOR the following director nominees:

1.	ELECTION OF DIRECTORS:		For	Against	Abstain

	1a.	DR. JOHN ELSTROTT	☐	☐	☐

	1b.	MARY ELLEN COE	☐	☐	☐

	1c.	SHAHID (HASS) HASSAN	☐	☐	☐

	1d.	STEPHANIE KUGELMAN	☐	☐	☐

	1e.	JOHN MACKEY	☐	☐	☐

	1f.	WALTER ROBB	☐	☐	☐

	1g.	JONATHAN SEIFFER	☐	☐	☐

	1h.	MORRIS (MO) SIEGEL	☐	☐	☐

	1i.	JONATHAN SOKOLOFF	☐	☐	☐

	1j.	DR. RALPH SORENSON	☐	☐	☐

	1k.	GABRIELLE SULZBERGER	☐	☐	☐

	1l.	WILLIAM (KIP) TINDELL, III	☐	☐	☐

The Board of Directors recommends you vote FOR the following company proposal:		For	Against	Abstain

2.	ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

The Board of Directors recommends you vote every 1 YEAR on the following company proposal:	1 Year	2 Years	3 Years	Abstain

3.	ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following company proposal:		For	Against	Abstain

4.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 2017.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following shareholder proposals:		For	Against	Abstain

5.	PROPOSAL ASKING OUR BOARD OF DIRECTORS TO ADOPT REVISIONS TO THE COMPANY'S PROXY ACCESS BYLAW.	☐	☐	☐

6.	PROPOSAL ASKING THE COMPANY TO ISSUE A REPORT REGARDING OUR FOOD WASTE EFFORTS.	☐	☐	☐

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E15909-P82873-Z68665
PROXY

WHOLE FOODS MARKET, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on February 17, 2017 at 8:00 a.m., local time, at the JW Marriott Austin, 110 E. 2nd Street, Austin, Texas 78701 and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Glenda Flanagan and each of them, as proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his/her proxy be voted as specified on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED:

●	FOR ALL NOMINEES FOR DIRECTORS;
●	FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS;
●	FOR AN ADVISORY VOTE EVERY ONE YEAR REGARDING THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION;
●	FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 2017;
●	AGAINST THE PROPOSAL ASKING OUR BOARD OF DIRECTORS TO ADOPT REVISIONS TO THE COMPANY’S PROXY ACCESS BYLAW; AND
●	AGAINST THE PROPOSAL ASKING THE COMPANY TO ISSUE A REPORT REGARDING OUR FOOD WASTE EFFORTS.

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares owned, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE